Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

OSI SYSTEMS, INC.,

APPLE MERGER SUB, INC.

and

AMERICAN SCIENCE AND ENGINEERING, INC.

Dated as of June 20, 2016

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3.18.	Permits	30

3.19.	Labor Matters	31

3.20.	Insurance	32

3.21.	Opinion of Financial Advisor	32

3.22.	Company Rights Agreement and Company Rights Agreement Amendment	32

3.23.	Brokers	33

3.24.	State Takeover Statutes	33

3.25.	Governmental Contracts	33

3.26.	Security Clearances	34

3.27.	No Other Buyer Representations or Warranties	35

ARTICLE IV

	REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY SUBSIDIARY	35

4.1.	Organization, Standing and Power	35

4.2.	Authority; No Conflict; Required Filings and Consents	36

4.3.	Information Provided	37

4.4.	Operations of the Transitory Subsidiary	37

4.5.	Financing	37

4.6.	Section 110F of the MBCA	37

4.7.	Management Arrangements	38

4.8.	Independent Investigation	38

4.9.	No Other Company Representations or Warranties	38

ARTICLE V
	CONDUCT OF BUSINESS	38

5.1.	Covenants of the Company	38

5.2.	Confidentiality	41

ARTICLE VI

	ADDITIONAL AGREEMENTS	42

6.1.	No Solicitation	42

6.2.	Proxy Statement	47

6.3.	Listing of Common Stock	48

6.4.	Access to Information	48

6.5.	Shareholders Meeting	48

6.6.	Legal Conditions to the Merger	49

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6.7.	Public Disclosure	51

6.8.	Indemnification	51

6.9.	Notification of Certain Matters	53

6.10.	Exemption from Liability Under Section 16(b)	53

6.11.	Employee Benefits Matters	54

6.12.	Rights	55

6.13.	Security Holder Litigation	55

6.14.	WARN Act Compliance	56

6.15.	Company Permits	56

ARTICLE VII
	CONDITIONS TO MERGER	56

7.1.	Conditions to Each Party’s Obligation To Effect the Merger	56

7.2.	Additional Conditions to Obligations of the Buyer and the Transitory Subsidiary	57

7.3.	Additional Conditions to Obligations of the Company	57

ARTICLE VIII
	TERMINATION AND AMENDMENT	58

8.1.	Termination	58

8.2.	Effect of Termination	59

8.3.	Fees and Expenses	60

8.4.	Amendment	62

8.5.	Extension; Waiver	62

8.6.	Procedure for Termination, Amendment, Extension or Waiver	62

ARTICLE IX
	MISCELLANEOUS	62

9.1.	Nonsurvival of Representations, Warranties and Agreements	62

9.2.	Notices	62

9.3.	Entire Agreement	63

9.4.	No Third Party Beneficiaries	64

9.5.	Assignment	64

9.6.	Severability; Construction	64

9.7.	Counterparts and Signature	64

9.8.	Interpretation	65

9.9.	Governing Law	65

9.10.	Remedies	65

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9.11.	Submission to Jurisdiction; WAIVER OF JURY TRIAL	66

9.12.	Disclosure Schedules	66

9.13.	Company’s Knowledge	67

Exhibit A                    Form of Rights Agreement Amendment

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TABLE OF DEFINED TERMS

Terms	Reference in Agreement

Acquisition Proposal	Section 6.1(g)
Affiliate	Section 3.2(b)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.1(b)(v)
Alternative Definitive Acquisition Agreement	Section 6.1(b)
Antitrust Laws	Section 3.4(c)
Articles of Merger	Section 1.2
Assumed Cash Award	Section 2.3(c)
Bankruptcy and Equity Exception	Section 3.4(a)
Bribery Act	Section 3.17(a)
Business Day	Section 1.3
Buyer	Preamble
Buyer Common Stock	Section 4.2(c)
Buyer Disclosure Schedule	Article IV
Buyer Material Adverse Effect	Section 4.1
Buyer Termination Fee	Section 8.3(d)
Certificate	Section 2.2(b)
Clean Team Agreement	Section 6.4
Closing	Section 1.3
Closing Date	Section 1.3
Code	Section 2.2(g)
Company	Preamble
Company Balance Sheet	Section 3.5(b)
Company Board	Preamble
Company Board Recommendation	Section 6.1(b)(i)
Company Board Recommendation Change	Section 6.1(b)(iv)
Company Common Stock	Preamble
Company Disclosure Schedule	Article III
Company Employees	Section 6.11(a)
Company Environmental Permits	Section 3.14(b)
Company Insiders	Section 6.10(c)
Company Intellectual Property	Section 3.10(b)
Company Intervening Event	Section 6.1(g)
Company Leases	Section 3.9(b)
Company Material Adverse Effect	Section 3.1
Company Material Contracts	Section 3.11(a)
Company Meeting	Section 3.4(d)
Company Permits	Section 3.18
Company Preferred Stock	Section 3.2(a)
Company Restricted Shares	Section 2.3(b)
Company Rights	Section 3.2(a)
Company Rights Agreement	Preamble

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Terms	Reference in Agreement

Company RSUs	Section 2.3(c)
Company SEC Reports	Section 3.5(a)
Company Shareholder Approval	Section 3.4(a)
Company Stock Options	Section 2.3(a)
Company Stock Plans	Section 2.3(a)
Company Termination Fee	Section 6.1(b)
Company Voting Proposal	Section 3.4(a)
Company’s Knowledge	Section 9.13
Confidentiality Agreement	Section 5.2
Current D&O Insurance	Section 6.8(c)
Dissenting Shares	Section 2.4(a)
Effective Time	Section 1.2
Employee Benefit Plan	Section 3.15(a)
Environmental Law	Section 3.14(c)
ERISA	Section 3.15(a)
ERISA Affiliate	Section 3.15(a)
Exchange Act	Section 3.4(c)
Export Control Laws	Section 3.17(b)
FCPA	Section 3.17(a)
First Extension Period	Section 8.1(b)
GAAP	Section 3.5(b)
Government Bid	Section 3.25(a)
Government Contract	Section (iv)
Governmental Entity	Section 3.4(c)
Hazardous Substance	Section 3.14(d)
HSR Act	Section 3.4(c)
Indemnified Parties	Section 6.8(a)
Intellectual Property	Section 3.10(a)
IRS	Section 3.15(a)
Law	Section 1.3
Liens	Section 3.4(b)
Maximum Premium	Section 6.8(c)
MBCA	Preamble
Merger	Preamble
Merger Consideration	Preamble
New Plans	Section 6.11(a)
Old Plans	Section 6.11(a)
Ordinary Course of Business	Section 3.6
Outside Date	Section 8.1(b)
Paying Agent	Section 2.2(a)
Payment Fund	Section 2.2(a)
Person	Section 2.2(b)
Pre-Closing Period	Section 5.1
Proxy Statement	Section 2.2(a)

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Terms	Reference in Agreement

Qualifying Transaction	Section 8.3(b)(iii)
Recommendation Change Notice	Section 6.1(c)
Required Company Shareholder Vote	Section 3.4(d)
Representatives	Section 6.1(a)
Restricted Cash	Section 2.3(c)
Restrictive Order	Section 6.6(b)
Sanctions	Section 3.17(c)
SEC	Section 3.4(c)
Section 16 Information	Section 6.10(b)
Securities Act	Section 3.2(b)
Significant Customer	Section 3.12(a)
Significant Supplier	Section 3.12(b)
Specified Time	Section 6.1(a)
Subsidiary	Section 3.3(a)
Superior Proposal	Section 6.1(g)
Surviving Corporation	Section 1.4
Tax Returns	Section 3.8(a)
Taxes	Section 3.8(a)
Third Party Intellectual Property	Section 3.10(b)
Transitory Subsidiary	Preamble
WARN List	Section 6.14

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of June 20, 2016, by and among OSI Systems, Inc., a Delaware corporation (the “Buyer”), Apple Merger Sub, Inc., a Massachusetts corporation and a wholly owned subsidiary of the Buyer (the “Transitory Subsidiary”), and American Science and Engineering, Inc., a Massachusetts corporation (the “Company”).

WHEREAS, upon the terms and conditions of this Agreement and in accordance with the Massachusetts Business Corporation Act (the “MBCA”), the Buyer, the Transitory Subsidiary and the Company have agreed to enter into a business combination pursuant to which the Transitory Subsidiary will merge with and into the Company, with the Company as the surviving corporation and a wholly owned subsidiary of the Buyer (the “Merger”) and each share of common stock, $0.66 2/3 par value per share, of the Company (“Company Common Stock”), except as otherwise provided herein, being converted in the Merger into the right to receive $37.00 in cash, without interest (the “Merger Consideration”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) adopted this Agreement and approved the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby, (ii) directed that this Agreement be submitted to a vote of the Company’s shareholders for their approval and (iii) subject to the terms and conditions set forth in this Agreement, resolved to recommend that the Company’s shareholders approve this Agreement and the transactions contemplated hereby;

WHEREAS, the Board of Directors of each of the Buyer and the Transitory Subsidiary has (i) determined that the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Buyer and the Transitory Subsidiary, as applicable, and their respective stockholders and (ii) approved this Agreement; and

WHEREAS, the Buyer has required, as a condition and inducement to its willingness to enter into this Agreement, that the Company Board exempt, and the Company Board has so exempted, the Merger and the other transactions contemplated hereby from the Rights Agreement, originally dated as of April 17, 2008, as amended December 18, 2014, between the Company and American Stock Transfer & Trust Company, as rights agent, as set forth in and pursuant to the Rights Agreement Amendment executed contemporaneously with this Agreement and attached hereto as Exhibit A (as amended to date, the “Company Rights Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer, the Transitory Subsidiary and the Company agree as follows:

ARTICLE I

THE MERGER

1.1.      The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the MBCA, the Transitory Subsidiary shall merge with and into the Company at the Effective Time.

1.2.      Effective Time of the Merger.  Subject to the provisions of this Agreement, prior to the Closing, the Buyer and the Company shall jointly prepare, and as soon as practicable on the Closing Date shall cause to be filed with the Secretary of the Commonwealth of the Commonwealth of Massachusetts, articles of merger (the “Articles of Merger”) in such form as is required by, and executed in accordance with, the relevant provisions of the MBCA and shall make all other filings or recordings required under the MBCA.  The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of the Commonwealth of the Commonwealth of Massachusetts or at such later time as is established by the Buyer and the Company and set forth in the Articles of Merger (the “Effective Time”).

1.3.      Closing.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, on a date to be specified by the Buyer and the Company (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, unless another date, place or time is agreed to in writing by the Buyer and the Company.  For purposes of this Agreement, a “Business Day” shall be any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in Boston, Massachusetts or New York, New York are permitted or required by Law, executive order or governmental decree to remain closed. For purposes of this Agreement, “Law” shall mean any federal, state, local or foreign law (including common law), statute, ordinance, rule, regulation, judgment, settlement, order, injunction, decree, arbitration award, permit, license of any Governmental Entity or agency requirement of any Governmental Entity.

1.4.      Effects of the Merger.  At the Effective Time (a) the separate existence of the Transitory Subsidiary shall cease, the Transitory Subsidiary shall be merged with and into the Company and the Company shall be the surviving corporation in the Merger and continue as a Massachusetts corporation (the Company following the Merger is sometimes referred to herein as the “Surviving Corporation”) and (b) by virtue of the Merger and without further action of any party, the Articles of Organization and By-laws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to be in the form of (except with respect to the name of the Company) the Articles of Organization and By-laws of the Transitory Subsidiary, and as so amended shall be the Articles of Organization and By-laws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.  Under the MBCA, from and after the Effective Time, the Surviving Corporation will succeed to all the assets, rights, privileges, immunities, powers and franchises and be subject to all of the liabilities, obligations, restrictions, disabilities and duties of the Company and the Transitory Subsidiary.

1.5.      Directors and Officers of the Surviving Corporation.

(a)        The directors of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Organization and By-laws of the Surviving Corporation.

(b)        The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Organization and By-laws of the Surviving Corporation.

ARTICLE II

CONVERSION OF SECURITIES

2.1.      Conversion of Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Transitory Subsidiary:

(a)        Capital Stock of the Transitory Subsidiary.  Each share of the common stock of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(b)        Cancellation of Company and Buyer-Owned Stock.  As of the Effective Time, (i) all shares of Company Common Stock that are owned by a Subsidiary of the Company, the Buyer or the Transitory Subsidiary immediately prior to the Effective Time shall be automatically cancelled and shall cease to exist and no Merger Consideration or other consideration shall be delivered in exchange therefor; and (ii) all shares of Company Common Stock that are owned by any direct or indirect Subsidiary of the Buyer (other than the Transitory Subsidiary) shall be converted into and become validly issued, fully paid and nonassessable shares of common stock of the Surviving Corporation (except that that number of shares of the Company Common Stock owned by any such Subsidiary may be adjusted following the Merger to maintain relative ownership percentages).

(c)        Merger Consideration for Company Common Stock.  Subject to Section 2.2, each share of Company Common Stock (other than shares referred to in Section 2.1(b) and any Dissenting Shares (as defined in Section 2.4(a) below)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive the Merger Consideration in cash, without interest.  As of the Effective Time, all such shares of Company Common Stock (other than shares referred to in Section 2.1(b) and Dissenting Shares, if any) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.1(c) upon the surrender of such certificate in accordance with Section 2.2, without interest.

(d)       Adjustments to Merger Consideration.  The Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

2.2.      Exchange of Certificates.  The procedures for exchanging outstanding shares of Company Common Stock for the Merger Consideration pursuant to the Merger are as follows:

(a)        Paying Agent.  Prior to the time of the mailing of the proxy statement to be sent to the shareholders of the Company related to the Merger and the other transactions contemplated by this Agreement (including any amendments or supplements thereto, the “Proxy Statement”), Buyer shall (i) designate, or cause to be designated, a bank or trust company that is reasonably acceptable to the Company (the “Paying Agent”), and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to the Company, with such Paying Agent to act as agent for the payment in accordance with this Article II of the Merger Consideration to the holders of shares of Company Common Stock. At or prior to the Effective Time, the Buyer shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of shares of Company Common Stock, for payment through the Paying Agent in accordance with this Section 2.2, immediately available funds in an amount sufficient to make payment of the Merger Consideration pursuant to Section 2.1(b) in exchange for all of the outstanding shares of Company Common Stock entitled to payment thereof (the “Payment Fund”). The Company shall cooperate with the Buyer to facilitate an orderly transfer of funds. The Buyer shall instruct the Paying Agent to timely pay the Merger Consideration subject to and in accordance with the terms of this Section 2.2.  The Payment Fund shall not be used for any other purpose.

(b)        Exchange Procedures.  Promptly (and in any event within three Business Days) after the Effective Time, the Buyer shall instruct the Paying Agent to mail to each holder of record of a certificate which immediately prior to the Effective Time represented outstanding shares of Company Common Stock entitled to payment of the Merger Consideration (each, a “Certificate”) (i) a letter of transmittal in customary form and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration payable with respect thereto.  Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be paid promptly in exchange therefor cash in an amount equal to the Merger Consideration (less any required Tax withholdings), without interest, for each share of Company Common Stock formerly represented by such Certificate in accordance with the provisions of this Article II, and the Certificate so surrendered shall immediately and automatically be cancelled.  The Paying Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate is presented to the Paying Agent provided that (x) the Certificate so surrendered has been properly endorsed, with signature guaranteed, or is otherwise in proper form for transfer and is accompanied by all documents required to evidence and effect such transfer and (y) the Person requesting such payment shall have provided evidence that any applicable stock transfer taxes have been paid.  Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 2.2.  Notwithstanding anything to the contrary in this Agreement, any holder of uncertificated shares that immediately prior to the Effective Time represented shares of Company Common Stock (“Uncertificated Shares”) shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II. In lieu thereof, each holder of record of one or more Uncertificated Shares shall, upon receipt by the Paying Agent of an “agent’s message” in customary form with respect to any Uncertificated Share, be promptly paid in exchange therefor a cash amount (less any required Tax withholdings) in immediately available funds equal to (A) the number of shares of Company Common Stock represented by such Uncertificated Shares multiplied by (B) the Merger Consideration, without interest, and such Uncertificated Shares shall forthwith be cancelled. Payment of the applicable Merger Consideration with respect to Uncertificated Shares shall only be made to the Person in whose name such Uncertificated Shares are registered. No interest shall be paid or will accrue on any payment to holders of Certificates or Uncertificated Shares pursuant to the provisions of this Article II. For purposes of this Agreement, the term “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, or other entity or group (as defined in the Exchange Act).

(c)        No Further Ownership Rights in Company Common Stock.  All Merger Consideration paid upon the surrender for exchange of Certificates evidencing shares of Company Common Stock or Uncertificated Shares in accordance with the terms of this Article II shall be deemed to have been paid in satisfaction of all rights pertaining to such shares of Company Common Stock formerly represented by such Certificates and Uncertificated Shares, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time.

(d)       Termination of Payment Fund.  Any portion of the Payment Fund which remains undistributed to the holders of Company Common Stock for nine (9) months after the Effective Time shall be delivered to the Buyer or otherwise on the instruction of the Buyer, and any holder of Company Common Stock who has not previously complied with this Section 2.2 shall thereafter look only to the Surviving Corporation and the Buyer (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 2.1.  Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable abandoned property, escheat, or other similar Laws, the property of the Surviving

Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(e)        No Liability.  To the extent permitted by applicable law, none of the Buyer, the Transitory Subsidiary, the Company, the Surviving Corporation or the Paying Agent, or any employee, officer, trustee, director, agent or Affiliate thereof, shall be liable to any holder of shares of Company Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f)        Investment of Payment Fund.  The Paying Agent shall invest the cash included in the Payment Fund as directed by the Buyer. Any interest and other income resulting from such investments shall be paid to and be income of the Buyer. If for any reason (including losses) the cash in the Payment Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Payment Agent hereunder, the Buyer shall promptly deposit cash into the Payment Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(g)        Withholding Rights.  Each of the Buyer, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, Company Stock Options, Company RSUs or Company Restricted Shares, as applicable, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign tax law.  To the extent that amounts are so withheld by the Surviving Corporation, the Buyer or the Paying Agent, as the case may be, such withheld amounts (i) shall be remitted by the Surviving Corporation, the Buyer or the Paying Agent, as the case may be, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to such holder in respect of which such deduction and withholding was made by the Surviving Corporation, the Buyer or the Paying Agent, as the case may be.

(h)        Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed to the reasonable satisfaction of the Buyer and the Paying Agent, and if reasonably required by the Buyer or the Paying Agent, the posting by such Person of a bond in such reasonable amount as the Buyer or the Paying Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate or other documentation reasonably requested by the Buyer, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration deliverable in respect thereof pursuant to this Agreement.

2.3.      Company Stock Plans and Cash Awards.

(a)        Effective as of immediately prior to the Effective Time, each then-outstanding and unexercised option to purchase Company Common Stock (“Company Stock Options”) granted under the American Science & Engineering, Inc. 2005 Equity and Incentive Plan (as amended from time to time) or the American Science & Engineering, Inc. 2014 Equity and Incentive Plan (as amended from time to time) (collectively, the “Company Stock Plans”)

shall vest in full and automatically be canceled and converted into the right to receive, in accordance with this Section 2.3, from the Buyer or the Surviving Corporation an amount of cash, without interest, equal to the product of (i) the total number of shares of Company Common Stock then underlying such Company Stock Option multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Stock Option, less such amounts as are required to be deducted or withheld therefrom under applicable tax laws.  In the event that the exercise price of any Company Stock Option, whether vested or unvested, is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled and have no further force or effect, without any consideration being payable in respect thereof or in exchange for such cancellation, and all rights with respect to such Company Stock Option shall terminate as of the Effective Time.

(b)        Effective as of immediately prior to the Effective Time, each share of Company Common Stock granted under any Company Stock Plan that is subject to repurchase by the Company pursuant to a restricted stock agreement with the Company (“Company Restricted Shares”) that is then outstanding and unvested shall automatically become fully vested and the restrictions thereon shall lapse, and each such Company Restricted Share shall be canceled and converted into the right to receive from the Buyer or the Surviving Corporation the Merger Consideration, without any interest thereon, less such amounts as are required to be deducted or withheld therefrom under applicable tax laws.

(c)        Effective as of immediately prior to the Effective Time, each award of restricted stock units granted under any Company Stock Plan (“Company RSUs”) that is then outstanding and unvested shall be assumed by the Buyer and shall be converted into a new award of restricted stock units of the Buyer (“Assumed RSUs”) covering a number of shares of common stock, $0.001 par value per share, of the Buyer (“Buyer Common Stock”) equal to the product of (i) the total number of shares of Company Common Stock then underlying such Company RSU award multiplied by (ii) the quotient obtained by dividing (x) the Merger Consideration by (y) the average closing sales price for a share of Buyer Common Stock on the Nasdaq Global Select Market for the ten (10) consecutive trading days ending with, and including, the trading day that is two (2) trading days prior to the date of the Closing Date.  Subject to the following sentence, each Assumed RSU shall otherwise continue to have, and be subject to, the same terms and conditions (including the vesting arrangements and other terms and conditions set forth in the applicable Company Stock Plan and the Company RSU award agreement thereunder) as are in effect immediately prior to the Effective Time, except that the Buyer shall have any and all amendment and administrative authority with respect to such Assumed RSUs (subject, in the case of any amendment, to the required consent of the affected holder of such Assumed RSU).  For purposes of this Section 2.3(c), with respect to any Company RSUs granted pursuant to a form of American Science & Engineering, Inc. Performance-Based Restricted Stock Units Agreement for FY 2016-2018 Performance Period agreement, any performance-based vesting conditions (i.e., vesting conditions other than those based solely on the continued service of the holder of the Company RSU) applicable to such Company RSUs shall be deemed to have been satisfied based on actual performance if the applicable performance period has concluded and the applicable performance result can be calculated, or, if the applicable performance period has not concluded or the applicable performance results cannot be calculated, then based on “target-level” performance.

(d)       Effective as of immediately prior to the Effective Time, each cash award granted pursuant to a form American Science & Engineering, Inc. FY2014 Long Term Incentives Cash Award Agreement or form American Science & Engineering, Inc. FY2015 Long Term Incentives Cash Award Agreement (“Restricted Cash”) that is then outstanding and unvested shall be assumed by the Buyer (“Assumed Cash Awards”).  Each Assumed Cash Award shall continue to have, and be subject to, the same terms and conditions (including the vesting arrangements and other terms and conditions set forth in the applicable award agreement) as are in effect immediately prior to the Effective Time.

(e)        The Buyer shall, or shall cause the Surviving Corporation to, make the payments contemplated by the foregoing Section 2.3(a) and Section 2.3(b) as promptly as practicable (and in any event within five (5) Business Days) after the Effective Time.

(f)        As soon as practicable following the execution of this Agreement, the Company shall mail to each Person who is a holder of Company Stock Options, Company Restricted Shares, Company RSUs or Restricted Cash a letter describing the treatment of, and, if applicable, payment for such equity or cash awards pursuant to this Section 2.3 and, if applicable, providing instructions for use in obtaining payment therefor. Additionally, prior to the Effective Time, the Company Board and/or the appropriate committee thereof shall adopt resolutions providing for the treatment of Company Stock Options, Company Restricted Shares, Company RSUs and Restricted Cash as contemplated by this Section 2.3.

(g)        The Buyer and the Company may agree to treat equity compensation held by Company employees subject to non-U.S. law in another manner to take into account applicable non-U.S. law or Tax or employment considerations.

2.4.      Dissenting Shares.

(a)        Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a shareholder who has not voted in favor of this Agreement or the Merger or consented thereto in writing, and has perfected and not withdrawn a demand for appraisal of such shares of Company Common Stock in accordance with the MBCA (any such shares being referred to as “Dissenting Shares” unless and until such time as such holder effectively withdraws or otherwise loses such holder’s appraisal rights under the MBCA) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 2.1, but shall be entitled only to the payment provided to a holder of Dissenting Shares by Section 13.02 of the MBCA.

(b)        If any Dissenting Shares shall lose their status as such (through withdrawal or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares will no longer be Dissenting Shares and, if the occurrence of such effective withdrawal or other loss of status is later than the Effective Time, will be treated as if the shareholder had, as of the Effective Time, been converted into the right to receive Merger Consideration in accordance with Section 2.1, without interest thereon, upon surrender of the Certificate formerly representing such shares.

(c)        The Company shall give the Buyer: (i) prompt written notice of any notice of intent to demand or demand for appraisal received by the Company prior to the Effective Time pursuant to the MBCA, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the MBCA that relate to such demand; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument.  The Company shall not make any payment or settlement offer or approve any withdrawal of any such demand prior to the Effective Time with respect to any such demand, notice or instrument unless the Buyer shall have given its written consent to such payment, settlement offer or withdrawal of any such demand.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer and the Transitory Subsidiary that the statements contained in this Article III are true and correct, except (a) as disclosed in the Company SEC Reports filed or furnished after March 31, 2016 and prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any “risk factor” or “forward-looking statements” Section or other forward-looking statements to the extent such statements are cautionary, predictive or forward-looking in nature, and provided that nothing disclosed in such Company SEC Reports shall be deemed to be a qualification or modification to the representations and warranties set forth in Section 3.4, 3.21, 3.22 or 3.23) or (b) as set forth in the disclosure schedule delivered by the Company to the Buyer and the Transitory Subsidiary and dated as of the date of this Agreement (the “Company Disclosure Schedule”).

3.1.      Organization, Standing and Power.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. The Company is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  The Company has made available to the Buyer complete and accurate copies of the Articles of Organization and By-laws, with all amendments thereto through the date hereof, of the Company. For purposes of this Agreement, the term “Company Material Adverse Effect” means any event, change, circumstance, condition, effect, development or state of facts that, individually or in the aggregate, is or is reasonably likely to be materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that “Company Material Adverse Effect” shall not include the effect of any event, change, circumstance, condition, effect, development or state of facts to the extent resulting from, arising out of or attributable to: (i) general economic or political conditions (or changes in such conditions) in the United States or any other country or region in the world; (ii) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world; (iii) conditions (or changes in such conditions) in the industries in which the Company and its

Subsidiaries conduct business; (iv) acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; (vi) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby (provided that the exceptions in this clause (vi) shall not apply to the representations and warranties made in Sections 3.4, 3.10(b) or 3.15(g)); (vii) the taking of any action specifically required or contemplated by this Agreement; (viii) changes in law or GAAP (or the interpretations thereof); (ix) any fees or expenses incurred in connection with the transactions contemplated by this Agreement; (x) changes in the Company’s stock price or the trading volume of the Company’s stock, or any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that, in each case, the facts giving rise or contributing to or the underlying cause of such changes or failures may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect, unless such changes or failures would otherwise be excepted from this definition); or (xi) any legal proceedings made or brought by any of the current or former shareholders of the Company (on their behalf or on behalf of the Company) against the Company, including legal proceedings arising out of the Merger or in connection with any other transactions contemplated by this Agreement; except, in the case of the foregoing clauses (i) through (v) and (viii), to the extent such event, change, circumstance, condition, effect, development or state of facts disproportionately adversely affects in a material respect the Company and its Subsidiaries, taken as a whole, as compared to other companies that conduct business in the countries and regions in the world and in the industries in which the Company and its Subsidiaries conduct business (in which case, such adverse effects shall be taken into account when determining whether a Company Material Adverse Effect has occurred or may or would occur solely to the extent they are disproportionate in a material respect).

3.2.      Capitalization.

(a)        The authorized capital stock of the Company as of the date of this Agreement consists of 20,000,000 shares of Company Common Stock and 100,000 shares of preferred stock, no par value per share (“Company Preferred Stock”).  The rights and privileges of each class of the Company’s capital stock are as set forth in the Company’s Articles of Organization, as amended and as in effect on the date hereof.  As of June 17, 2016, (i) 7,138,104 shares of Company Common Stock were issued and outstanding and (ii) no shares of Company Preferred Stock were issued or outstanding.  An aggregate of 10,000 shares of Company Preferred Stock have been designated as Series A Preferred Stock, all of which were reserved for issuance upon exercise of preferred stock purchase rights (the “Company Rights”) issuable pursuant to the Company Rights Agreement, which expires on April 16, 2018, a complete and accurate copy of which, including all amendments thereto through the date hereof, has been made available to the Buyer by the Company. From June 17, 2016 through the date of this Agreement, the Company has not (A) issued any shares of Company Common Stock or shares of Company Preferred Stock, other than shares of Company Common Stock issued in connection with the exercise of Company Stock Options or settlement of Company RSUs outstanding on or prior to the date of this Agreement, or (B) granted any Company Stock Options, Company Restricted Shares or Company RSUs.

(b)                              The Company has made available to the Buyer a complete and accurate list, as of the date of this Agreement: (i) for each award of Company Stock Options outstanding as of the date of this Agreement, (A) the name of the holder thereof, (B) the number of shares of Company Common Stock issuable upon exercise of such award of Company Stock Options, (C) the exercise price thereof, (D) the date of grant thereof, and (E) the vesting schedule for such award of Company Stock Options; and (ii) for each award of Company Restricted Shares and Company RSUs, (A) the name of the holder thereof, (B) the number of shares of Company Common Stock subject to such award of Company Restricted Shares or Company RSUs, as applicable, (C) the date of grant thereof, and (D) the vesting schedule thereof.  Each award of Company Stock Options, Company Restricted Shares and Company RSUs was made in accordance in all material respects with the terms of the applicable Company Stock Plan and applicable law.  The Company has made available to the Buyer complete and accurate copies of all Company Stock Plans and the forms of (A) stock option agreements evidencing Company Stock Options, (B) agreements evidencing Company Restricted Shares and (C) agreements evidencing Company RSUs, in each case, including all amendments thereto through the date hereof.  The actions contemplated under Section 2.3 are permissible under the applicable Company Stock Plan and/or any applicable award agreement thereunder without consent from the holder of any such award or the Company’s shareholders.

(c)                               Except (i) as set forth in this Section 3.2, (ii) as reserved for future grants under Company Stock Plans, as of the date of this Agreement and (iii) pursuant to the Company Rights Agreement, (A) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no subscriptions, options, warrants, equity securities, calls, rights or agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right or agreement.  The Company does not have any outstanding stock appreciation rights, phantom stock, performance based units or rights or similar rights or obligations.  Neither the Company nor, to the Company’s knowledge, any of its Affiliates is a party to or is bound by any agreements with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company.  For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  Except as set forth in this Section 3.2 or contemplated by this Agreement, except for the Company Rights Agreement and except to the extent arising pursuant to applicable state takeover or similar laws, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement to which the Company or any of its

Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company.  Upon any issuance of any shares of Company Common Stock in accordance with the terms of the applicable Company Stock Plan, such shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens.

(d)                             All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable, free and clear of any Liens, and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the MBCA, the Company’s Articles of Organization or By-laws, as amended and as in effect on the date hereof, or any agreement to which the Company is a party or is otherwise bound.

(e)                               There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries.

(f)                                As of the date of this Agreement, there is no outstanding indebtedness for borrowed money of the Company or any Subsidiary of the Company, individually or in the aggregate in excess of $500,000.

3.3.                        Subsidiaries.

(a)                               Section 3.3 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, for each Subsidiary of the Company: (i) its name; (ii) the number and type of outstanding equity securities and a list of the holders thereof; and (iii) the jurisdiction of organization.  For purposes of this Agreement, the term “Subsidiary” means, with respect to any Person, any corporation, partnership, trust, limited liability company, association, joint venture or other non-corporate business enterprise in which such Person (or another Subsidiary of such Person) holds stock or other ownership interests representing (A) an amount of such stock or other ownership interests sufficient to elect at least a majority of its board of directors or other governing body or, if there are no such voting interests, at least 50% of the voting power of all outstanding stock or ownership interests of such entity or (B) the right to receive at least 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

(b)                              Each Subsidiary of the Company is an entity duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its incorporation or organization, has all requisite corporate (or similar, in the case of a non-corporate entity) power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Each Subsidiary of the Company is duly qualified to do business and is in good standing as a foreign corporation or other entity (to the extent such concepts are applicable) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse

Effect, and is not currently in default of the performance, observance or fulfillment of any provision of its certificate of incorporation, bylaws or equivalent organizational documents as in effect on the date hereof.  All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors’ qualifying shares in the case of non-U.S. Subsidiaries, all of which the Company has the power to cause to be transferred for no or nominal consideration to the Company or the Company’s designee) are owned, of record and beneficially, by the Company or another of its Subsidiaries free and clear of all Liens (as defined in Section 3.4(b)).  There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of, or making of an investment in (in the form of a loan, capital contribution or similar transaction), any Person, or which are convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of such Subsidiaries.  There are no outstanding restricted shares, stock appreciation rights, performance units, contingent value rights, phantom stock or similar securities or rights with respect to any Subsidiary of the Company.  Neither the Company nor any of its Subsidiaries is a party to any voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of the Company or any Subsidiary of the Company or that restricts the transfer of, or provides registration rights in respect of, any shares of capital stock of the Company or any of Subsidiary of the Company.

(c)                               The Company has made available to the Buyer complete and accurate copies of the charter, by-laws or other organizational documents, with all amendments thereto through the date hereof, of each Subsidiary of the Company.

(d)                             The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest (whether in equity or debt) in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary of the Company.

3.4.                        Authority; No Conflict; Required Filings and Consents.

(a)                               The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the approval of this Agreement (the “Company Voting Proposal”) by the Company’s shareholders under the MBCA (the “Company Shareholder Approval”), to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, the Company Board, at a meeting duly called and held and by resolutions duly adopted by the requisite vote of the Company Board, has (i) adopted this Agreement and approved the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby, (ii) directed that this Agreement be submitted to a vote of the Company’s shareholders for their approval at a meeting of the shareholders, and (iii) subject to the provisions set forth in this Agreement, resolved to recommend that the Company’s shareholders approve this Agreement and the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Shareholder Approval. Such resolutions are in full force and effect and have not subsequently been rescinded or withdrawn in any way. Other than the Company Shareholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of, and performance by the Company under, this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b)                              The execution and delivery of this Agreement by the Company do not, and (subject to receipt of the Company Shareholder Approval) the consummation by the Company of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Articles of Organization or By-laws of the Company, as amended and as in effect on the date hereof, or of the charter, by-laws, or other organizational document of any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of notice, amendment, termination, cancellation or acceleration of any obligation or loss of any benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any mortgage, security interest, pledge, lien, charge, adverse claim or encumbrance (“Liens”) on the Company’s or any of its Subsidiary’s properties, assets or rights under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties, assets or rights may be bound, or (iii) subject to obtaining the Company Shareholder Approval and compliance with the requirements specified in clauses (i) through (v) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, notices, amendments, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained that, individually or in the aggregate, would not be material to the business of the Company and its Subsidiaries, taken as a whole.

(c)                               No consent, waiver, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any national, federal, state, or local, domestic or foreign court, arbitrational tribunal, judiciary body, regulatory or administrative agency or commission or other governmental or regulatory authority, agency or instrumentality (a “Governmental Entity”) or any stock market or stock exchange on which shares of Company Common Stock are listed for trading is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), (ii) the filing of the Articles of Merger with the Massachusetts Secretary of the Commonwealth and appropriate corresponding documents with the appropriate authorities of other states in which the Buyer, the Company or any of its Subsidiaries is qualified as a foreign corporation to transact business, (iii) the filing of the Proxy Statement with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iv) the filing of such other reports, schedules or materials under the Exchange Act and under the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities laws, the rules and regulations of The Nasdaq Global Select Market, and (vi) such other consents, waivers, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)                             Assuming the accuracy of the Buyer’s and the Transitory Subsidiary’s representations and warranties set forth in Section 4.6, the affirmative vote for approval of the Company Voting Proposal by the holders of at least two-thirds of the outstanding shares of Company Common Stock on the record date for the meeting of the Company’s shareholders (the “Company Meeting”), or at any adjournment or postponement thereof, in each case at which a quorum is present in accordance with the By-laws of the Company (the “Required Company Shareholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary for the adoption of this Agreement and for the consummation by the Company of the other transactions contemplated by this Agreement.  There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote.

3.5.                        SEC Filings; Financial Statements; Information Provided.

(a)                               The Company has filed or furnished, as applicable, all registration statements, forms, reports, proxy statements and other documents (together with all amendments thereof and supplements thereto) required to be filed or furnished by the Company with the SEC since April 1, 2014.  All such registration statements, forms, reports, proxy statements and other documents (as such documents have since the time of their filing been amended or supplemented and, in each case, including all exhibits and schedules thereto and documents incorporated by reference therein), including those that the Company may file or furnished after the date hereof until the Closing, but excluding the Proxy Statement, are referred to herein as the “Company SEC Reports.”  The Company SEC Reports (i) were or will be filed or furnished on a timely basis, (ii) as of their respective effective dates (in the case of registration statements), as of their respective dates of mailing (in the case of definitive proxy statements) and as of their respective filing dates (in the case of all other Company SEC Reports) complied or will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (as amended, the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (iii) did not or will not at the time they became effective or were mailed or filed or furnished (as applicable) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading.  No Subsidiary of the Company is, or has been since March 31, 2014, subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act or is otherwise required to file any reports, proxy statements or other documents with the SEC. As of the date of this Agreement, there are no material outstanding or unresolved written comments from the SEC with respect to the Company SEC Reports.  As of the date of this Agreement, to the Company’s Knowledge, none of the Company SEC Reports filed or furnished on or prior to the date hereof is the subject of ongoing SEC review.

(b)                              Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which, individually or in the aggregate, were not and would not reasonably be expected to be material.  The consolidated, audited balance sheet (including the notes thereto) of the Company for the fiscal year ended March 31, 2016 is referred to herein as the “Company Balance Sheet.”

(c)                               The information to be supplied by or on behalf of the Company for inclusion in the Proxy Statement in connection with the Company Meeting shall not, on the date the Proxy Statement is first mailed to shareholders of the Company, at the time of the Company Meeting or at the Effective Time, contain any misleading or untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made in the Proxy Statement, in light of the circumstances under which they were or shall be made, not misleading or false, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading.

(d)                             The Company has (i) established and maintains (x) disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act.  Such disclosure controls and procedures are designed to ensure that all material information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents as appropriate to allow timely decisions regarding required disclosure and to enable the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports and (y) a system of internal control over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and (ii) disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (X) any significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data and has identified for the Company’s auditors any material weaknesses in internal controls and (Y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.  The Company has made available to the Buyer all such disclosures made by management to the Company’s auditors and audit committee since March 31, 2014.  The Company is in compliance in all material respects with the applicable listing and other rules and regulations of The Nasdaq Global Select Market. Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the Nasdaq Global Select Market, and the statements contained in any such certifications are complete and correct as of their respective dates.

3.6.                        No Undisclosed Liabilities.  Except as disclosed in the Company Balance Sheet and except for liabilities incurred in the ordinary course of business consistent with past practice (the “Ordinary Course of Business”) after the date of the Company Balance Sheet, the Company and its Subsidiaries do not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) of a type that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (or disclosed in notes thereto prepared in accordance with GAAP) that, individually or in the aggregate, would be material to the business of the Company and its Subsidiaries, taken as a whole.

3.7.                        Absence of Certain Changes or Events.  From the date of the Company Balance Sheet through the date of this Agreement, (a) the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business (except for discussions, negotiations and transactions related to this Agreement) and (b) there has not been (i) a Company Material Adverse Effect or (ii) any other action or event that would have required the consent of the Buyer under Section 5.1 of this Agreement (other than paragraphs 5.1(b), 5.1(g) and 5.1(h) of Section 5.1) had such action or event occurred after the date of this Agreement.

3.8.                        Taxes.

(a)                               The Company and each of its Subsidiaries has filed all federal income and all other material Tax Returns that it was required to file, and all such Tax Returns were correct and complete in all material respects.  The Company and each of its Subsidiaries has paid on a timely basis all material Taxes that are due and owing by the Company and its Subsidiaries.  For purposes of this Agreement, (i) “Taxes” means all taxes or other similar assessments or liabilities in the nature of a tax, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax imposed or assessed with respect thereto, whether disputed or not, and (ii) “Tax Returns” means all reports, returns, forms, declarations, claims for refund or information returns or statements (including any schedule or attachment thereto and any amendment thereof) required to be filed with a Governmental Entity with respect to Taxes.

(b)                              The Company has made available to the Buyer correct and complete copies of all federal income Tax Returns filed by the Company or any of its Subsidiaries for periods ending on or after March 31, 2012 and examination reports and statements of deficiencies with respect to federal income Taxes assessed against or agreed to by the Company or any of its Subsidiaries since April 1, 2012.  No material outstanding deficiencies for Taxes against any of the Company or any of its Subsidiaries have been claimed, proposed or assessed in writing by any Governmental Entity. There are no pending or, to the Company’s Knowledge, threatened audits, examinations or assessments or other actions involving a Governmental Entity for or relating to any material liability in respect of Taxes of the Company or any of its Subsidiaries.  Subject to exception as would not be material, no claim has been made in writing by a Governmental Entity in a jurisdiction in which the Company or its Subsidiaries does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction. Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is still in effect.

(c)                               There are no Liens for Taxes on any assets of any of the Company and its Subsidiaries other than Liens for current Taxes not yet due and payable or Taxes being contested in good faith by appropriate proceedings for which adequate reserves have been accrued in accordance with GAAP.

(d)                             Each of the Company and its Subsidiaries has timely reported and, to the extent required by law, withheld and paid to the appropriate Governmental Entity, all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, director, manager, independent contractor, creditor, stockholder or other third party.

(e)                               Neither the Company nor any of its Subsidiaries has any liability for any Taxes of any Person (other than the Company and its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction) or as a transferee or successor, or (ii) pursuant to any Tax sharing or Tax indemnification agreement or other similar agreement (other than pursuant to customary Tax provisions in commercial agreements or arrangements that are not primarily related to Taxes).

(f)                                Neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(g)                              Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code during the immediately preceding two (2) years.

(h)                              Neither the Company nor any of its Subsidiaries will be required to include any material item of income or gain in, or exclude any material item of deduction or loss from, the computation of taxable income for any period or portion thereof after the Closing Date as a result of (i) any change in method of accounting made on or prior to the Closing Date, (ii) any closing agreement under Section 7121 of the Code entered into on or prior to the Closing Date, (or in the case of clauses (i) and (ii) above, under any similar provision of applicable state, local or foreign law), (iii) any installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any prepaid amount received on or prior to the Closing Date, or (v) any election under Section 108(i) of the Code.

(i)                                  Neither the Company nor any of its Subsidiaries has or has had a permanent establishment in any foreign country (other than its country of formation), as defined in any applicable Tax treaty or convention between the United States of America and such foreign country.

(j)                                  The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

3.9.                        Owned and Leased Real Properties.

(a)                               None of the Company or any of its Subsidiaries owns or has any option to purchase any real property or interests in real property.

(b)                              Section 3.9(b) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all real property leased, subleased, licensed or otherwise occupied by the Company or any of its Subsidiaries (together with any amendments thereto, collectively “Company Leases”) and the location of the premises.  Each of the Company and its Subsidiaries, as applicable, have good and valid leasehold title to the real property subject to the Company Leases and each of the Company Leases are a valid and binding obligation of the parties thereto, in full force and effect and enforceable in accordance with their terms except where the failure to be in full force and effect, individually or in the aggregate, would materially affect the business and operations of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Lease is in default or material breach under any of the Company Leases and, except pursuant to the terms of each Company Lease, no event has occurred or circumstance exists that, with the delivery of notice, passage of time or both, would constitute a default or material breach or permit the termination, modification or acceleration of rent under such Company Lease.  Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any Person other than the Company and its Subsidiaries.  The Company has made available to the Buyer complete and accurate copies of all Company Leases.

3.10.                Intellectual Property.

(a)                               The Company and its Subsidiaries exclusively own, free and clear of all Liens (including claims of current or former employees and contractors), all Intellectual Property that they own or purport to own, and license, sublicense or otherwise possess legally enforceable rights to use all other Intellectual Property necessary to conduct the business of the Company and its Subsidiaries as currently conducted, except where the absence of which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  For purposes of this Agreement, the term “Intellectual Property” means (i) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iii) trade secrets, processes, formulae, methods, schematics, technology, know-how, computer software programs and applications, and (iv) other tangible or intangible proprietary or confidential information and materials.

(b)                              The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Company Intellectual Property, or (ii) any license, sublicense or other agreement as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use or has any rights in any third party Intellectual Property that is material to the business of the Company or any of the Company’s Subsidiaries, excluding software licensed under an open source license and generally commercially available, off-the-shelf software programs licensed to the Company or any of its Subsidiaries on standard terms, in object code form, without the right to modify such software programs, with annual royalties or other fees not exceeding $100,000 (the “Third Party IP Agreements”).  For purposes of this Agreement, the term “Company Intellectual Property” means any Intellectual Property owned or purported to be owned in whole or in part by the Company or any of its Subsidiaries that is material to the conduct of the business of the Company and the Company’s Subsidiaries as currently conducted.  Section 3.10(b)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of all (1) registrations and applications for patents, trademarks, copyrights and domain names, as applicable, owned by the Company or its Subsidiaries, and (2) proprietary software owned or purported to be owned by the Company or its Subsidiaries that is material to the conduct of the business of the Company and the Company’s Subsidiaries, taken as a whole and as currently conducted, and Section 3.10(b)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list of all Third Party IP Agreements.

(c)                               All patents and registrations for Intellectual Property which are owned or held by the Company or any of its Subsidiaries and which are material to the business of the Company and its Subsidiaries, as currently conducted, are subsisting and have not expired or been cancelled.  To the Company’s Knowledge, no third party is infringing, violating or misappropriating any of the Company Intellectual Property, except for infringements, violations or misappropriations that, individually or in the aggregate, would not reasonably be expected to be material to the Company or any of its Subsidiaries taken as a whole.

(d)                             To the Company’s Knowledge, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, violate or constitute a misappropriation of any Intellectual Property of any third party, except for such infringements, violations and misappropriations that, individually or in the aggregate, would not reasonably be expected to be material to the conduct of the business of the Company and any of its Subsidiaries taken as a whole and as currently conducted.  Since April 1, 2013, neither the Company nor any of its Subsidiaries has received any written claim or notice alleging any infringement, violation or misappropriation of Intellectual Property (including any third-party claims for indemnification).

(e)                               The Company and the Company’s Subsidiaries have taken reasonable measures to protect, maintain and safeguard their rights in all trade secrets, confidential and proprietary information included in the Company Intellectual Property that are material to the conduct of the business of the Company and the Company’s Subsidiaries, taken as a whole and as currently conducted.  To the Company’s Knowledge, no Company Intellectual Property is in jeopardy of lapsing or being abandoned through failure to act of the Company or any of the Company’s Subsidiaries.

(f)                                The Company and its Subsidiaries (i) take all reasonable actions to protect the integrity, security and operation of the software and systems used in their businesses (and the data stored or processed therein) (the “Company IT Systems”) and there have been no material breaches, violations or outages of the same, other than those that have been satisfactorily resolved without material liability or expense; (ii) require and have required all Persons who create or invent, or who have created or invented, material proprietary Intellectual Property to assign in writing their rights in same to the Company; (iii) do not use any software that uses, incorporates or is derived from or based upon any software governed by an “open source” or similar license that requires the licensing or availability of source code if such software is licensed, distributed, conveyed or made available to third parties; and (iv) are the only Persons who have possession or the current or contingent right to possess or access their material proprietary source code.  To the Company’s Knowledge, there has been no unauthorized access to or theft of the Company IT Systems or material unauthorized disclosure or material loss of any data stored by or on behalf of the Company or any of the Company’s Subsidiaries.

3.11.                Contracts.

(a)                               Section 3.11(a) of the Company Disclosure Schedule sets forth a complete and accurate list of the following contracts and agreements to which the Company is a party as of the date of this Agreement (each, a “Company Material Contract” and, collectively, the “Company Material Contracts”):

(i)                                                          any contract between the Company or any of its Subsidiaries, on the one hand, and any Significant Customer or Significant Supplier;

(ii)                                                      any contract containing any covenant (A) of the Company granting “most favored nation” or “exclusivity” status to a third party, (B) that prohibits or otherwise restricts in, any material respect, the Company or any of its Subsidiaries from freely engaging in any line of business, including making, selling, supplying, marketing or distributing any products or services, or competing with any Person or operating at any location, (C) granting any rights of first refusal, rights of first offer or other similar rights to any Person with respect to any material assets, rights or properties of the Company or any of its Subsidiaries;

(iii)                                                  any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company or its Subsidiaries;

(iv)                                                  any contract of the Company or any of its Subsidiaries, on the one hand, and (A) any Governmental Entity, (B) any prime contractor of any Governmental Entity in its capacity as such or (C) any subcontractor with respect to any contract described in clause (A) or (B) above, on the other hand (a “Government Contract”) under which the Company or its Subsidiaries collectively made or received payments in excess of $1,000,000 during the fiscal year ended March 31, 2016 or, to the Company’s Knowledge, is expected to make or receive payments during the fiscal year ending March 31, 2017 in excess of $1,000,000 in the aggregate;

(v)                                                      any employment or consulting agreement with any executive officer or other employee of the Company, individual consultant or member of the Company Board (A) providing for an annual salary in excess of $100,000, (B) in the case of a consultant, providing for annual cash compensation which may exceed $100,000, or (C) providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated by this Agreement, other than those that are terminable by the Company or any of its Subsidiaries on no more than 30 days’ notice without liability or financial obligation to the Company or any of its Subsidiaries;

(vi)                                                  any collective bargaining agreement or other contract with any labor union;

(vii)                                              any contract related to indebtedness having an outstanding amount in excess of $1,000,000 in the aggregate, other than any indebtedness between the Company and any of its Subsidiaries and letters of credit issued by the Company in the Ordinary Course of Business;

(viii)                                          any contract that prohibits (A) the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, (B) the pledging of the capital stock of the Company or any of its Subsidiaries or (C) the incurrence of indebtedness for borrowed money or guarantees by the Company or any of its Subsidiaries;

(ix)                                                  any contract that contains a commitment by the Company or any of its Subsidiaries to make any capital expenditure in excess of $1,000,000;

(x)                                                      any contract that involves the acquisition from another Person or disposition to another Person, directly or indirectly (by merger, license or otherwise), of assets (other than inventory or equipment) or capital stock or other equity interests (A) in the past five years for aggregate consideration under such contract (or series of related contracts) in excess of $1,000,000 or (B) pursuant to which the Company or any of its Subsidiaries has continuing “earn-out”, indemnification or other similar contingent payment obligations;

(xi)                                                  any settlement or conciliation or similar agreement (A) with any Governmental Entity or (B) which would require the Company or any of its Subsidiaries to pay aggregate consideration of more than $1,000,000 after the date of this Agreement or which imposes material obligations upon the Company or any of its Subsidiaries;

(xii)                                              any contract related to a joint venture, partnership, limited liability, profit-sharing or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture; or

(xiii)                                          Third Party IP Agreements.

(b)                              The Company has made available to the Buyer a copy of each Company Material Contract. Each Company Material Contract is valid and binding on the Company or its Subsidiaries party thereto, as applicable, and to the Company’s Knowledge, each other party thereto, and is in full force and effect and enforceable in accordance with its terms.  Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Material Contract has breached, violated, or defaulted under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under), or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Company Material Contract, except for violations or defaults that, individually or in the aggregate, would not materially affect the business and operations of the Company and its Subsidiaries.

(c)                               Neither the Company nor any of its Subsidiaries has entered into any transaction that would be subject to disclosure pursuant to Item 404 of Regulation S-K that has not been disclosed in the Company SEC Reports filed on or prior to the date hereof.

3.12.                Customers and Suppliers.

(a)                               Section 3.12(a) of the Company Disclosure Schedule sets forth an accurate and complete list, with respect to the fiscal year ended March 31, 2016, of each customer (including distributors) who was one of the ten (10) largest sources of revenues for the Company and its Subsidiaries during such period, based on amounts paid or payable (each, a “Significant Customer”).  As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice from any Significant Customer that such customer shall not continue, or does not expect to continue, as a customer of the Company or any of its Subsidiaries, as applicable, or that such customer intends to terminate or materially reduce the scale of the business conducted with the Company or such Subsidiary.

(b)                              Section 3.12(b) of the Company Disclosure Schedule sets forth an accurate and complete list, with respect to the fiscal year ended March 31, 2016, of the ten (10) largest sources of amounts payable to suppliers for the Company during such period, based on amounts paid or payable (each, a “Significant Supplier”).  As of the date of this Agreement, to the Company’s Knowledge, none of the Company nor any of its Subsidiaries has any outstanding material dispute with any Significant Supplier.  As of the date of this Agreement, to the

Company’s Knowledge, neither the Company nor any of its Subsidiaries has received any written notice from any Significant Supplier that such supplier shall not continue, or does not expect to continue, as a supplier of the Company or any of its Subsidiaries, as applicable, or that such supplier intends to amend existing contracts in a manner that would be materially detrimental to the Company or terminate or materially reduce the scale of the business conducted with the Company.

3.13.                Litigation.  As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending and of which the Company has been notified or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries or any of their officers or directors involving or relating to the Company or any of its Subsidiaries, other than any such action, suit, proceeding, claim, arbitration or investigation in each case that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  As of the date of this Agreement, there are no material judgments, orders, injunctions or decrees outstanding, or to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries, nor any of their respective assets, rights or properties.

3.14.                Environmental Matters.

(a)                               Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect:

(i)                                                          since April 1, 2013, the Company and its Subsidiaries have been in compliance with, and have not violated any applicable Environmental Laws, and neither the Company nor its Subsidiaries has received any written notice alleging any of them has not complied with applicable Environmental Laws;

(ii)                                                      since April 1, 2013, the properties currently owned or operated by the Company and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) have not been contaminated with any Hazardous Substances in an amount or concentration that would give rise to an obligation to act or disclose that condition under any Environmental Law or that would otherwise reasonably be expected to result in a liability or obligation under any Environmental Law;

(iii)                                                  since April 1, 2013, the properties formerly owned or operated by the Company or any of its Subsidiaries have not been contaminated with Hazardous Substances in an amount or concentration that would give rise to an obligation to act or disclose that condition under any Environmental Law during the period of ownership or operation by the Company or any of its Subsidiaries;

(iv)                                                  since April 1, 2013, neither the Company nor any of its Subsidiaries has received an unresolved written notice that it is subject to liability for any Hazardous Substance disposal or contamination on the property of any third party;

(v)                                                      since April 1, 2013, neither the Company nor any of its Subsidiaries have released any Hazardous Substance into the environment except (A) in compliance with all applicable Laws and (B) in an amount or concentration that would not be expected to give rise to a liability or obligation under any Environmental Law;

(vi)                                                  since April 1, 2013, neither the Company nor any of its Subsidiaries is subject to any action or proceeding or has received any unresolved written notice, demand, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of, liable under or have obligations under any Environmental Law and, to the Company’s Knowledge, none of the foregoing is threatened; and

(vii)                                              as of the date of this Agreement, neither the Company nor any of its Subsidiaries is subject to any orders, decrees or injunctions by any Governmental Entity or is subject to any indemnity agreement with any third party addressing liability under any Environmental Law.

(b)                              The Company and each of its Subsidiaries have all of the permits required under applicable Environmental Laws to conduct their businesses as now being conducted, except for such permits the absence of which, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect (the “Company Environmental Permits”).  The Company and each of its Subsidiaries are in compliance with the terms of the Company Environmental Permits, except for such failures to comply that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c)                               For purposes of this Agreement, the term “Environmental Law” means any law (including common law), regulation, order, judgment, decree or permit requirement of any governmental jurisdiction relating to: (i) pollution or the protection, investigation or restoration of the environment, human health and safety, or natural resources, (ii) the handling, use, storage, treatment, transport, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor or wetlands protection.

(d)                             For purposes of this Agreement, the term “Hazardous Substance” means:  (i) any substance that is regulated or which falls within the definition of a “hazardous substance,” “pollutant contaminant,” “solid waste,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law; (ii) petroleum, any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other materials or substances that would reasonably be expected to result in liability under Environmental Law.

(e)                               The parties agree that the only representations and warranties of the Company in this Agreement as to any environmental matters or any other obligation or liability with respect to Hazardous Substances or materials of environmental concern are those contained in this Section 3.14.  Without limiting the generality of the foregoing, the Buyer specifically acknowledges that the representations and warranties contained in Sections 3.16 and 3.18 do not relate to environmental matters.

3.15.                Employee Benefit Plans.

(a)                               Section 3.15(a) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all Employee Benefit Plans.  For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means (i) each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA or any similar plan subject to laws of a jurisdiction outside of the United States), (ii) each compensatory stock option, stock purchase, restricted stock, performance stock, restricted stock unit, stock appreciation, deferred stock or other equity or equity-based plan, program, arrangement, agreement, policy or commitment, (iii) each savings, life, health, disability, accident, medical, dental, vision, cafeteria, insurance, flex spending, adoption/dependent/employee assistance, tuition, paid-time-off, other welfare fringe benefit and each other employee benefit plan, program or arrangement, (iv) each termination, severance, pension, retirement, supplemental retirement, excess benefit, profit sharing, bonus, incentive, deferred compensation, retention, transaction, change in control and similar plan, program, arrangement, agreement, policy or commitment, (v) each employment, consulting, advisor or other service agreement or arrangement, or other contract or agreement to which the Company or any of its Subsidiaries is a party, with respect to which the Company or any of its Subsidiaries has any obligation or liability, whether actual or contingent, direct or indirect, or which are maintained, contributed to or sponsored by the Company or any of its Subsidiaries, to or for the benefit of any current or former employee, consultant, manager, officer or director of the Company or any of its Subsidiaries, or the spouse, beneficiary or other dependent thereof (other than a statutory plan, program or arrangement that is required under applicable law, other than the laws of the United States, and maintained by any Governmental Entity); (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) “ERISA Affiliate” means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has any plan or commitment to adopt or enter into any additional Employee Benefit Plan or to amend or terminate any existing Employee Benefit Plan other than as permitted by Section 5.1(k).

(b)                              With respect to each Employee Benefit Plan, the Company has made available to the Buyer a complete and accurate copy of (i) such Employee Benefit Plan (including all amendments thereto) and descriptions of all material terms of any such plan that is not in writing, (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”), (iii) the most recently prepared actuarial report, financial statement and trustee report, if any, relating to the Employee Benefit Plan, (iv) all material records, notices and filings concerning IRS or U.S. Department of Labor audits or investigations, (v) all non-routine, written communications relating to any Employee Benefit Plan and any proposed Employee Benefit Plan and (vi) each trust agreement, group annuity contract and summary plan description, if any, relating to such Employee Benefit Plan.

(c)                               Each Employee Benefit Plan has been maintained, operated and administered in all material respects in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms.  There are no pending or, to the Company’s Knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Employee Benefit Plans, any fiduciaries thereof with respect to their duties to the Employee Benefit Plans or the assets of any of the trusts under any of the Employee Benefit Plans.  With respect to each Employee Benefit Plan, (i) no breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of the assets of such Employee Benefit Plan have occurred, and (ii) no lien has been imposed under the Code, ERISA or any other applicable law. There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Benefit Plan. Neither the Company nor any of its Subsidiaries has made any filing in respect of any Employee Benefit Plan under the Employee Plans Compliance Resolution System or the Department of Labor Delinquent Filer Program.

(d)                             With respect to the Employee Benefit Plans, all payments, benefits, contributions (including all employer contributions and employee salary reduction contributions) and premiums related to each Employee Benefit Plan, including all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of any employees or other service providers, have been timely paid or made in full or, to the extent not yet due, properly accrued on the Company Balance Sheet in accordance with the terms of the Employee Benefit Plan and all applicable laws, except for failures to make such payments or accruals that do not involve material liability to the Company.  The assets of each Employee Benefit Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

(e)                               All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the IRS to the effect that such Employee Benefit Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or are based on prototype or volume submitter documents that, to the Company’s Knowledge, have received such letters, and no such determination letter has been revoked and revocation has not been threatened, and no act or omission has occurred, that is reasonably likely to adversely affect its qualification.  Each trust established in connection with any Employee Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust.

(f)                                Neither the Company, any of the Company’s Subsidiaries nor any of their ERISA Affiliates maintains, contributes to, has at any time contributed to or has any liability or obligation, whether fixed or contingent, with respect to (i) an Employee Benefit Plan that is subject to Section 412 of the Code or Section 302 of ERISA or Title IV of ERISA, (ii) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (iii) a “multiple employer plan” (as defined in Section 413(c) of the Code) or (iv) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA).

(g)                              Except as set forth on Section 3.15(g) of the Company Disclosure Schedule, no Employee Benefit Plan (A) provides for payments or benefits which are contingent,

or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement (either alone or in combination with another event (whether contingent or otherwise)), (B) provides any term of employment or compensation guarantee, (C) provides severance benefits or other benefits upon a termination of employment or service, or (D) provides for payments or benefits which shall be increased, or the vesting of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or in combination with another event (whether contingent or otherwise)) or the value of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.  No amount paid or payable by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement either solely as a result thereof or as a result of such transactions in conjunction with any other events will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(h)                              Each Company Stock Option (i) was granted in compliance with all applicable law and all of the terms and conditions of the Company Stock Plan pursuant to which it was issued, and (ii) has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant.

(i)                                  Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case, that is subject to Section 409A of the Code, has been operated in compliance in all material respects with Section 409A of the Code, and no compensation has been or would be reasonably expected to be includable in the gross income of any “service provider” (within the meaning of Section 409A of the Code) of the Company or any of its Subsidiaries as a result of the operation of Section 409A of the Code.

(j)                                  No liability under Title IV of ERISA has been or, to the Company’s Knowledge, is reasonably expected to be incurred by the Company or any of its Subsidiaries.

(k)                              Except as set forth in Section 3.15(k) of the Company Disclosure Schedule or as required by applicable law, none of the Company or any of its Subsidiaries has any obligation to provide (whether under an Employee Benefit Plan or otherwise) retiree medical or other retiree welfare benefits to any Person.

(l)                                  No Employee Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. Except as set forth in Section 3.15(l) of the Company Disclosure Schedule, the obligations of all Employee Benefit Plans that provide health, life or disability insurance are fully insured by bona fide third-party insurers.

(m)                          Each Employee Benefit Plan that is governed by the laws of any jurisdiction other than the United States or provides compensation or benefits to any employee or former employee of the Company or any of its Subsidiaries (or any dependent thereof) who resides outside of the United States (each a “Foreign Benefit Plan”) is set forth on Section 3.15(m) of the Company Disclosure Schedule. With respect to each Foreign Benefit Plan, (i) such Foreign Benefit Plan has been maintained, funded and administered in material compliance with applicable laws and the requirements of such Foreign Benefit Plan’s governing documents and any applicable collective bargaining agreements, (ii) all contributions to such Foreign Benefit Plan have been timely paid or made in full or, to the extent not yet due, properly accrued on the Company Balance Sheet in accordance with the terms of the Foreign Benefit Plan and all applicable laws, (iii) such Foreign Benefit Plan has obtained from the Governmental Entity having jurisdiction with respect to such Foreign Benefit Plan any required determinations, if any, that such Foreign Benefit Plan is in compliance in all material respects with the applicable laws and regulations of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Benefit Plan, (iv) there are no pending or, to the Company’s Knowledge, threatened investigations by any Governmental Entity, proceedings or claims (except for claims for benefits in the ordinary course) against such Foreign Plan, and (v) neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will create or otherwise result in any liability with respect to such Foreign Benefit Plan. No Foreign Benefit Plan has any unfunded or underfunded liabilities not accurately accrued in accordance with GAAP, where required to be so accrued.

3.16.                Compliance With Laws.  Since April 1, 2013, the Company and each of its Subsidiaries have been in material compliance with, have not been in material violation of and have not received any notice alleging any material violation with respect to, any or all applicable statutes, Laws, rules, regulations, orders and other requirements of all Governmental Entities having jurisdiction over such entity with respect to the conduct of its business and the ownership and operation of its properties, rights or assets.

3.17.                FCPA; Export Controls; OFAC.

(a)                               Since April 1, 2013, neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any of their respective directors, officers, agents, affiliates or employees has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made, offered, promised, or authorized any unlawful payment or given, offered, promised, or authorized the giving of anything of value to any Government Official for the purpose of (A) influencing an official act or decision of such Government Official, (B) inducing such Government Official to do or omit to do any act in violation of his or her lawful duty, (C) securing any improper advantage, or (D) inducing such Government Official to use his or her influence to affect or influence any official act or decision of any Governmental Entity, in each case in order to assist the Company or any of its Subsidiaries in obtaining or retaining business, or in directing business to any other Person; (iii) made any other unlawful payment, or (iv) violated any applicable money laundering or anti-terrorism law or regulation.  Without limiting the foregoing, neither the Company nor any of its Subsidiaries has otherwise taken any action which would cause the Company or any of its Subsidiaries to be in violation of the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), the United Kingdom Bribery Act 2010 (“Bribery Act”), or any applicable anti-corruption or anti-bribery law or regulation.  Since April 1, 2013, to the Company’s Knowledge, neither the Company nor any of its Subsidiaries has received any written or oral communications, whether formal or informal, from a Governmental Entity alleging it is not in compliance with the FCPA, the Bribery Act, or any applicable anti-corruption or anti-bribery law or regulation.  The Company and its Subsidiaries have implemented and enforce policies and procedures designed to ensure compliance by their respective directors, officers, agents, affiliates, and employees with the FCPA, the Bribery Act, and all other applicable anti-corruption and anti-bribery laws and regulations.

(b)                              The Company and its Subsidiaries are, and at all times since April 1, 2013, have been, in compliance in all material respects with all statutory and regulatory requirements under the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (ITAR) (22 C.F.R. 120 et seq.), the Export Administration Regulations (15 C.F.R. 730 et seq.) and associated executive orders, laws and regulations (collectively, the “Export Control Laws”).  Since April 1, 2013, neither the Company nor its Subsidiaries has received any written notice from a Governmental Entity, alleging that it is not in compliance with the Export Control Laws. Without limiting the foregoing, there are no pending or, to the Company’s Knowledge, threatened claims or investigations by any Governmental Entity of potential violations against the Company or any of its Subsidiaries with respect to compliance with Export Control Laws.

(c)                               The Company and its Subsidiaries are, and at all times since April 1, 2013, have been, in compliance in all material respects with any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the U.S. Department of State or the U.S. Department of Commerce (collectively, “Sanctions”).  Neither the Company nor its Subsidiaries is a Person that is, or is owned or controlled by a Person that is, the target of Sanctions.  Neither the Company nor its Subsidiaries, nor any of their respective directors, officers, employees, agents, representatives, or affiliates is the target of any Sanctions or located or organized in a country or territory that is the subject of Sanctions (including, without limitation, Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine).  Since April 1, 2013 and to the Company’s Knowledge, the Company and its Subsidiaries have not engaged in and are not now engaged in, and have no current plans to engage in, any dealings or transactions with any Person, or in any country or territory that, at the time of the dealing or transaction, were or are prohibited under Sanctions.

(d)                             For purpose of this Section 3.17(a) only:

(i)                                                          “Government Official” means any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any government or Governmental Entity, or any candidate for political office;

(ii)                                                      “Governmental Entity” means any national, regional, local, or other government division, agency or authority, any private companies in which a government owns a majority interest, political parties and public (quasi-governmental) international organizations (such as the United Nations, World Bank, or World Health Organization).

3.18.                Permits.  The Company and each of its Subsidiaries own or possess all right, title and interest in and to each of their respective permits, licenses, franchises, certificates, registrations, authorizations and approvals issued or granted to any of the Company or its Subsidiaries by any Governmental Entities required to conduct their businesses as now being conducted (the “Company Permits”), except where the failure to so own or possess such

Company Permits, individually or in the aggregate, would not materially affect the business and operations of the Company and its Subsidiaries.  The Company and each of its Subsidiaries are in compliance with the terms of the Company Permits, except for such failures to comply that, individually or in the aggregate, would not materially affect the business and operations of the Company and its Subsidiaries. The Company Permits are, in all material respects, valid and in full force and effect.

3.19.                Labor Matters.

(a)                               Neither the Company nor any of its Subsidiaries has at any time since April 1, 2013 been a party to any collective bargaining agreement or union contract with respect to employees of the Company or its Subsidiaries and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries.  To the Company’s Knowledge, no campaigns are being conducted to solicit cards from any employees of the Company or any of its Subsidiaries to authorize representation by any labor organization. There is no labor dispute, strike, walkout, picketing, slow down, lockout, work stoppage or other organized work interruption against the Company or any of its Subsidiaries pending or, to the Company’s Knowledge, threatened or reasonably anticipated other than individual disputes in the Ordinary Course of Business.  As of the date of this Agreement, neither the Company nor any of its Subsidiaries is the subject of any pending or, to the Company’s Knowledge, threatened, grievance, complaint, claim or judicial or administrative proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization.  The Company and its Subsidiaries have substantially complied with all applicable laws, statutes, rules and regulations relating to labor, employment and employment practices, terms and conditions or employment of employees, former employees and prospective employees, wages, hours, pay equity, wrongful discharge, fair labor standards, occupational health and safety, personal rights, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, discrimination in employment, immigration control, employee classification and any other labor and employment and related matters.

(b)                              The Company and each of its Subsidiaries has paid in full to all of its employees or adequately accrued for in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the Company’s Knowledge, threatened before any Governmental Entity with respect to any persons currently or formerly employed by the Company or any of its Subsidiaries.

(c)                               Except as set forth on Section 3.19(c) of the Company Disclosure Schedules, during the three years prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has engaged in or effectuated any “plant closing” or employee “mass layoff” (in each case, as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local statute, rule or regulation) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries.

(d)                             The Company has provided the Buyer with a true, correct and complete list of the names and current annual salary rates or current hourly wages, as applicable, bonus opportunity, hire date, accrued vacation and paid-time-off as of the date of this Agreement and principal work location of all present employees of the Company and each of its Subsidiaries and each such employee’s status as being exempt or nonexempt from the application of state and federal wage and hour laws applicable to employees who do not occupy a managerial, administrative, or professional position. No executive or key employee of the Company or any of its Subsidiaries has informed such entity (whether orally or in writing) of any plan to terminate employment with or services for the Company or any of its Subsidiaries, and, to the Company’s Knowledge, no such person or persons has any plans to terminate employment with or services for the Company or any of its Subsidiaries.

(e)                               Section 3.19(e) of the Company Disclosure Schedule contains a list of all individual independent contractors, consultants, agents or agency employees currently engaged by the Company or any of its Subsidiaries, along with the position, date of retention and rate of remuneration for each such person. Except as set forth on Section 3.19(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries engages or retains any individual independent contractors, consultants, agents or agency employees.

3.20.                Insurance.  Each of the Company and its Subsidiaries maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Except as would not, individually or in the aggregate, materially affect the business and operations of the Company and its Subsidiaries, all surety bonds, fidelity bonds and all policies of title, liability, fire, casualty, business interruption, workers’ compensation and other forms of insurance insuring each of the Company and its Subsidiaries and their assets, rights, properties and operations are in full force and effect and were in full force and effect during the periods of time such insurance policies were purported to be in effect and all premiums due and payable thereon have been paid.  Except as would not, individually or in the aggregate, materially affect the business and operations of the Company and its Subsidiaries, neither the Company nor any of its Subsidiaries is in default under any provisions of any such policy of insurance nor has the Company or its Subsidiaries taken any action or failed to take any action which, with notice or lapse of time or both, would constitute a default.

3.21.                Opinion of Financial Advisor.  The Company’s financial advisor, Evercore Group L.L.C., has delivered to the Company Board its opinion, dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock.

3.22.                Company Rights Agreement and Company Rights Agreement Amendment .  No action that has not been taken in accordance with the terms of the Company Rights Agreement is necessary (i) to render the Company Rights Agreement inapplicable to this Agreement, the Merger and the other transactions contemplated hereby, (ii) to ensure that (A) neither the Buyer nor the Transitory Subsidiary is deemed to be an Acquiring Person (as defined in the Company Rights Agreement) pursuant to the Company Rights Agreement as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this

Agreement and (B) no Distribution Date (as defined in the Company Rights Agreement) will occur by reason of the execution and delivery of this Agreement or the consummation of the Merger or transactions contemplated by this Agreement, and (iii) so that the Company will have no obligations under the Rights (as defined in the Company Rights Agreement) issued pursuant to or under the Company Rights Agreement in connection with the Merger and the holders of Company Common Stock will have no rights under the Rights or the Company Rights Agreement in connection with the Merger.  The Company is not a party to any other shareholder rights agreement, rights plan, anti-takeover plan, “poison pill” or other similar agreement or plan.  The execution and delivery of the Company Rights Agreement Amendment have been duly authorized by all necessary corporate action on the part of the Company, and the Company Rights Agreement Amendment constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

3.23.                Brokers.  No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Evercore, whose fees and expenses shall be paid by the Company.  A complete and accurate copy of the engagement letter between Evercore and the Company relating to the transactions contemplated by this Agreement has been made available to the Buyer.

3.24.                State Takeover Statutes.  Assuming the accuracy of the Buyer’s and the Transitory Subsidiary’s representations and warranties in Section 4.6, the Company Board has taken all action required to render Chapters 110C, 110D and 110F of the Massachusetts General Laws inapplicable to this Agreement, the Merger and the other transactions contemplated hereby.

3.25.                Governmental Contracts.

(a)                               (i) To the Company’s Knowledge, as of the date of this Agreement, none of the “principals” as defined at FAR 52.209-5 of the Company or any its Subsidiaries is (or since April 1, 2013 has been) under administrative, civil or criminal investigation, indictment or information by any Governmental Entity (except as to routine security investigations), and, as of the date of the Agreement, the Company has no Knowledge of any event, condition or omission that has occurred or exists that would constitute grounds for such action, (ii) to the Company’s Knowledge, there is no pending or threatened audit or investigation by any Governmental Entity of the Company, any of its Subsidiaries or any of their respective principals with respect to any alleged material irregularity, misstatement or omission arising under or relating to a Government Contract or a proposal, quote or offer, made by the Company or any of its Subsidiaries at any time in the one-year period prior to the date of this Agreement which, if accepted by the offeree, would result in a Government Contract (a “Government Bid”), and, as of the date of the Agreement, the Company has no knowledge of any event, condition or omission that has occurred or exists that would constitute grounds for such action, and (iii) since April 1, 2013, none of the Company or any of its Subsidiaries has made a disclosure with respect to any alleged material irregularity, misstatement or omission arising under a Government Contract with or a Government Bid by the Company or any of its Subsidiaries and, as of the date of the Agreement, the Company has no Knowledge of any condition or omission that has occurred or exists that would constitute grounds for such action.  To the Company’s Knowledge, none of the Company, any of its Subsidiaries or any of their respective principals has made any intentional misstatement or omission in connection with any disclosure that has led or is expected to lead to any of the consequences set forth in clause (i) or (ii) or any other material damage, penalty assessment, recoupment of payment or disallowance of cost.  The Company and its Subsidiaries have complied in all material respects with the terms and conditions of each Government Contract and each Government Bid to which it is a party or subject to and all Laws applicable and pertaining to each such Government Contract and Government Bid.

(b)                              As of the date of this Agreement, there are (i) no outstanding material claims against the Company or any of its Subsidiaries by a Governmental Entity or by any prime contractor, subcontractor or vendor arising under any Government Contract with or Government Bid by the Company or any of its Subsidiaries and (ii) no current material disputes between a Governmental Entity and the Company or any of its Subsidiaries under the Contract Disputes Act or any other Law or between the Company or any of its Subsidiaries and any prime contractor, subcontractor or vendor arising under any such Government Contract with or Government Bid by the Company or such Subsidiary and, as of the date of the Agreement, the Company has no Knowledge of any condition or omission that has occurred or exists that would constitute grounds for such action.  No termination for convenience, termination for default, cure notice or show cause notice is currently in effect, has been issued, or, has, to the Company’s Knowledge, been threatened in writing or is expected with respect to any Government Contract or Government Bid.

(c)                               None of the Company, any of its Subsidiaries, or any “principals” of the Company as defined at FAR 52.209-5 is suspended or debarred from doing business with a Governmental Entity, nor is the Company or any of its Subsidiaries the subject of a finding of non-responsibility or ineligibility for U.S. Government or non-U.S. Government contracting.

(d)                             Each of the Company’s and its Subsidiaries’ cost accounting system and procurement systems with respect to the Government Contracts and Government Bids are in material compliance with applicable regulations and legal requirements.  Each of the Company’s and its Subsidiaries’ cost accounting systems have been determined by the U.S. Government’s Defense Contract Audit Agency to be adequate for accumulating and billing costs under Government Contracts.  Since April 1, 2013, the associated entries reflected in incurred cost submissions and the financial records of the Company and its Subsidiaries with respect to Government Contracts are and have been in material compliance with applicable regulations and legal requirements.  To the Company’s Knowledge, there has been no material claim of defective pricing, mischarging or improper payments on the part of the Company or any of its Subsidiaries.  None of the Company or any of its Subsidiaries has, within the last three (3) years, received any written notice from a Governmental Entity that it will be subject to any audit whether arising under or relating to any Government Contract or otherwise, other than routine audits conducted by any Governmental Entity.

3.26.                Security Clearances.  Except as may be prohibited by the National Industrial Security Program Operating Manual, Section 3.26 of the Company Disclosure Schedule sets forth a list of all facility security clearances held by the Company and any of its Subsidiaries and, to the Company’s Knowledge, all Company- and Subsidiary-sponsored personnel security clearances by number and clearance level held by any of their respective employees.  Each of the Company and its Subsidiaries is in compliance, in all material respects, with all facility and personnel security clearance requirements imposed by contract or Law.  All facility clearances are valid and in full force and effect and, to the Company’s Knowledge, there is no proposed or threatened termination of any facility or security clearance.  To the Company’s Knowledge, (i) all of the Company- and Subsidiary-sponsored personnel security clearances listed on Section 3.26 of the Company Disclosure Schedule are valid and in full force and effect and (ii) there is no proposed or threatened termination of any material Company- or Subsidiary-sponsored personnel security clearance.  The security clearances set forth on Section 3.26 of the Company Disclosure Schedule are all of the facility security clearances and Company- and Subsidiary-sponsored personnel security clearances reasonably necessary to conduct the business of the Company and its Subsidiaries as currently conducted.

3.27.                No Other Buyer Representations or Warranties.  The Company hereby acknowledges and agrees that, except for the representations and warranties set forth in Article IV, neither the Company nor any of its Subsidiaries is relying, and neither the Company nor any of its Subsidiaries has relied on, any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, including with respect to any information (including any estimates, projections, forecasts or other forward-looking information, business plans or other similar material) provided or made available to the Company or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person (including in “data rooms,” confidential information memoranda, management presentations or otherwise in anticipation or contemplation of the Merger or any other transaction contemplated by this Agreement).  Such representations and warranties set forth in Article IV constitute the sole and exclusive representations and warranties of the Buyer, the Transitory Subsidiary and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors in connection with the Merger and each of the Company and its Subsidiaries understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Buyer and the Transitory Subsidiary.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE
TRANSITORY SUBSIDIARY

The Buyer and the Transitory Subsidiary jointly and severally represent and warrant to the Company that the statements contained in this Article IV are true and correct, except as set forth herein or in the disclosure schedule delivered by the Buyer and the Transitory Subsidiary to the Company and dated as of the date of this Agreement (the “Buyer Disclosure Schedule”).

4.1.                        Organization, Standing and Power.  Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, that, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect.  For purposes of this Agreement, the term “Buyer Material Adverse Effect” means any material adverse change, event circumstance, condition, effect, development or state of facts that would reasonably be expected to prevent, or materially impair or materially delay, the ability of the Buyer or the Transitory Subsidiary to consummate the Merger or any of the other transactions contemplated by this Agreement.

4.2.                        Authority; No Conflict; Required Filings and Consents.

(a)                               Each of the Buyer and the Transitory Subsidiary has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer and the Transitory Subsidiary have been duly authorized by all necessary corporate action on the part of each of the Buyer and the Transitory Subsidiary.  This Agreement has been duly executed and delivered by each of the Buyer and the Transitory Subsidiary and constitutes the valid and binding obligation of each of the Buyer and the Transitory Subsidiary, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)                              The execution and delivery of this Agreement by each of the Buyer and the Transitory Subsidiary do not, and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Articles of Organization or By-laws of the Buyer or the Transitory Subsidiary, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of notice, amendment, termination, cancellation or acceleration of any obligation or loss of any benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Buyer’s or the Transitory Subsidiary’s properties, assets or rights under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Buyer or the Transitory Subsidiary is a party or by which any of them or any of their properties, assets or rights may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) and (ii) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, notices, amendments, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect.

(c)                               No consent, waiver, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any national, federal, state or local, domestic or foreign Governmental Entity or any stock market or stock exchange on which shares of Buyer Common Stock are listed for trading is required by or with respect to the Buyer or the Transitory

Subsidiary in connection with the execution and delivery of this Agreement by the Buyer or the Transitory Subsidiary or the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated by this Agreement, except for (i) compliance with any requirements under the HSR Act or any other applicable Antitrust Laws, (ii) the filing of the Articles of Merger with the Massachusetts Secretary of the Commonwealth and appropriate corresponding documents with the appropriate authorities of other states in which the Buyer, the Transitory Subsidiary or the Company is qualified as a foreign corporation to transact business, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act or any other state or federal securities laws and (iv) any actions or filings the absence of which would not, individually or in the aggregate, reasonably expected to have a Buyer Material Adverse Effect.

(d)                             No vote of the holders of any class or series of the Buyer’s capital stock or other securities is necessary for the consummation by the Buyer of the transactions contemplated by this Agreement.

4.3.                        Information Provided.  The information to be supplied by or on behalf of the Buyer in writing specifically for inclusion in the Proxy Statement to be sent to the shareholders of the Company in connection with the Company Meeting shall not, on the date the Proxy Statement is first mailed to shareholders of the Company, at the time of the Company Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made in the Proxy Statement not false or, in light of the circumstances under which they were or shall be made, misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading.

4.4.                        Operations of the Transitory Subsidiary.  The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.5.                        Financing.  The Buyer and the Transitory Subsidiary have, or will at the Closing have, sufficient funds to perform all of their respective obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby.

4.6.                        Section 110F of the MBCA.  Except as disclosed in Section 4.6 of the Buyer Disclosure Schedule, neither the Buyer nor the Transitory Subsidiary, nor to the Buyer’s knowledge, any of their respective “Affiliates” or “Associates” (as those terms are defined in Section 110F of the Massachusetts General Laws) (a) directly or indirectly “owns” or, within the past three (3) years, has “owned,” beneficially or otherwise, any shares of Company Common Stock, any other securities of the Company or any options, warrants or other rights to acquire shares of Company Common Stock or other securities of the Company, or any other economic interest (through derivative securities or otherwise) in the Company, or (b) has been an “Affiliate” or “Associate” (as those terms are defined in Section 110F of the Massachusetts General Laws) of the Company at any time during the past three (3) years.

4.7.                        Management Arrangements.  As of the date of this Agreement, there are no contracts and agreements between the Buyer and/or the Transitory Subsidiary (or any of their Affiliates), on the one hand, and any of the officers and directors of the Company (or any of its Subsidiaries), on the other hand, that would become effective upon consummation of the Merger.

4.8.                        Independent Investigation.  Each of the Buyer and the Transitory Subsidiary acknowledges that it has conducted to its satisfaction its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company. In entering into this Agreement, each of the Buyer and the Transitory Subsidiary has relied upon its own investigation and analysis, and acknowledges that, except for the representations and warranties contained in Article III and except in the case of fraud, the Buyer and the Transitory Subsidiary will have no claim against the Company or any of its Subsidiaries, or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, based upon any information provided or made available to the Buyer, the Transitory Subsidiary or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors.

4.9.                        No Other Company Representations or Warranties.  The Buyer and the Transitory Subsidiary hereby acknowledge and agree that, except for the representations and warranties set forth herein, neither the Buyer nor any of its Subsidiaries is relying, and neither the Buyer nor any of its Subsidiaries has relied on, any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, including with respect to any information (including any estimates, projections, forecasts or other forward-looking information, business plans or other similar material) provided or made available to the Buyer, the Transitory Subsidiary or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person (including in “data rooms,” confidential information memoranda, management presentations or otherwise in anticipation or contemplation of the Merger or any other transaction contemplated by this Agreement).  Such representations and warranties set forth herein constitute the sole and exclusive representations and warranties of the Company and its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors in connection with the Merger and each of the Buyer and its Subsidiaries understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company.

ARTICLE V
CONDUCT OF BUSINESS

5.1.                        Covenants of the Company.  Except as specifically contemplated herein, set forth in Section 5.1 of the Company Disclosure Schedule or as consented to in writing by the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall, and shall cause each of its Subsidiaries to, (x) act and carry on its business in the Ordinary Course of Business and (y) use commercially reasonable efforts consistent with the foregoing to preserve intact the business organization of the Company and its Subsidiaries and to keep available the services of its officers and employees (other than any terminations of its officers or employees for cause) and to preserve intact the relationships with its suppliers, customers, contractors, licensors and others having material business relationships with the business.  Without limiting the generality of the foregoing, except as specifically contemplated herein or as set forth in Section 5.1 of the Company Disclosure Schedule, during the Pre-Closing Period the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)                               (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent), (ii) split, combine, reclassify or alter any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, retire, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire, or convertible into, exchangeable or exercisable for, any such shares or other securities, except, in the case of this clause (iii), for the acquisition of shares of Company Common Stock (A) from holders of Company Stock Options or Company RSUs in full or partial payment of any applicable Taxes, or in full or partial payment of the exercise price payable thereunder upon exercise or settlement of Company Stock Options or Company RSUs to the extent required or permitted under the terms of such Company Stock Options or Company RSUs, or (B) from current or former employees, directors and consultants of the Company or any of its Subsidiaries required pursuant to the terms of any Company Benefit Plan as in effect on the date of this Agreement;

(b)                              except as permitted by Section 5.1(i), issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or the settlement of Company RSUs outstanding on the date of this Agreement or pursuant to the Company Rights Agreement);

(c)                               amend its Articles of Organization, by-laws or other comparable charter or organizational documents;

(d)                             directly or indirectly acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets, rights or properties or any stock of, or by any other manner, any other Person or (ii) any other material assets, except for inventory and equipment acquired in the Ordinary Course of Business;

(e)                               sell, assign, transfer, lease, sublease, license, pledge, subject to any Lien, allow to lapse or expire or otherwise dispose of, encumber or convey (including by merger, consideration, sale of stock or assets or similar transaction) any properties, rights or assets of the Company or of any of its Subsidiaries, other than (i) sales, leases, transfers or other dispositions in the Ordinary Course of Business, (ii) sales of properties, assets or rights with a sale price (including any related assumed indebtedness) that does not exceed $100,000 individual or $250,000 in the aggregate or (iii) sales of non-exclusive licenses, where such license is limited to the respective customer’s use or receipt of the Company Software and services of the Company or any of its Subsidiaries and subject to the terms and conditions (including as to confidentiality) that are consistent with the Ordinary Course of Business;

(f)                                cancel, fail to renew, fail to continue to prosecute, fail to protect or defend, abandon or allow to lapse any material Company Intellectual Property;

(g)                              adopt any new shareholder rights plan (provided, that nothing in this Section 5.1 shall limit the Company’s ability to terminate the Company Rights Agreement);

(h)                              (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person (other than (A) in connection with the financing of trade receivables in the Ordinary Course of Business and (B) letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the Ordinary Course of Business, provided that in the case of each of clauses (A) and (B) such indebtedness does not impose or result in any additional restrictions or limitations that would be material to the Company or its Subsidiaries, other than any obligation to make payments on such indebtedness and other than any restrictions or limitations to which the Company or any of its Subsidiaries is currently subject under the terms of any indebtedness outstanding as of the date of this Agreement, and provided that such indebtedness shall not exceed $1,000,000 in the aggregate), (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine, immaterial advances to current employees of the Company and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other Person, other than the Company or any of its direct or indirect wholly owned Subsidiaries, or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

(i)                                  authorize or enter into any agreement, contract or commitment (or series of such similar transactions) for or make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $200,000 in the aggregate for the Company and its Subsidiaries, taken as a whole, other than expenditures of the category and nature contemplated by, and in an aggregate amount not exceeding the aggregate amount as set forth in, the Company’s budget (which budget is set forth on Section 5.1(i) of the Company Disclosure Schedule);

(j)                                  make any material changes in accounting methods, principles, estimates or practices, except insofar as required by a concurrent change in GAAP and as agreed to by its independent public accountants;

(k)                              except as required to comply with applicable law or agreements, plans or arrangements existing on the date of this Agreement, and except for the payment of annual bonuses to employees for the Company’s 2016 fiscal year in the Ordinary Course of Business required pursuant to the terms of the relevant bonus programs as in effect on the date of this Agreement, (i) adopt, enter into, terminate or materially amend any Employee Benefit Plan or collective bargaining agreement, (ii) increase the wages, base pay, fees, salaries, compensation, bonuses, incentives, deferred compensation, pensions, severance or termination payments, retirement, profit sharing, equity or equity-linked awards, employee benefit plans, fringe benefits or any other form of compensation or benefits payable by the Company or any of its Subsidiaries (except for annual increases of salaries in the Ordinary Course of Business with respect to employees who are not directors, officers or other management employees), (iii) accelerate the payment, right to payment or vesting of any compensation or benefits under any Employee Benefit Plan, (iv) grant any equity, equity-based or restricted cash compensation, (v) hire or terminate any employee, consultant or director other than in the Ordinary Course of Business, or (vi) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any Employee Benefit Plan;

(l)                                  make or change any material Tax election, change any annual Tax accounting period, make any material change in Tax accounting method, amend any material Tax Return, settle or finally resolve any controversy with respect to a material amount of Taxes, agree to an extension or waiver of the statute of limitations with respect to a material assessment or determination of Taxes or surrender any right to claim a material Tax refund, except in each case as required by applicable law;

(m)                          (A) commence any litigation or claims other than in the Ordinary Course of Business consistent with past practice, (B) settle, release or forgive any claim requiring payments to be made by the Company or its Subsidiaries in excess of $500,000 individually, or $1,000,000 in the aggregate, other than intercompany claims, or (C) waive any right with respect to any material claim held by the Company or its Subsidiaries other than in the Ordinary Course of Business;

(n)                              adopt or enter into a plan or agreement of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(o)                              enter into any new line of business;

(p)                              enter into, modify in any material respect or terminate any agreement that would be a Company Material Contract within the meaning of Section 3.11(a)(ii) or contracts appointing any third party as a distributor or reseller of the Company’s products of services; or

(q)                              authorize, propose, announce an intention, offer, commit or agree, in writing or otherwise, to take any of, the foregoing actions.

5.2.                        Confidentiality.  The parties acknowledge that the Buyer and the Company have previously executed a confidentiality agreement, dated as of March 1, 2016, as amended by the Clean Team Agreement (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1.                        No Solicitation.

(a)                               Except as set forth in this Section 6.1, until the earlier of the Effective Time or the termination of this Agreement in accordance with the terms hereof (the “Specified Time”), the Company and its Subsidiaries shall not, the Company and its Subsidiaries shall cause their respective directors, officers and employees not to, and the Company and its Subsidiaries shall use reasonable best efforts to cause their respective investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) not to, directly or indirectly:

(i)                                                          solicit, initiate or knowingly encourage or cooperate with respect to, the preparation or submission of any inquiries or the making of any proposal or offer from any Person (other than the Buyer) that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; or

(ii)                                                      enter into, continue or otherwise participate in any discussions, communications or negotiations with any Person regarding an Acquisition Proposal, or furnish to any Person that is seeking to make or has made an Acquisition Proposal any non-public information with respect to it or any of its Subsidiaries’ business, properties or assets.

Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, subject to compliance with this Section 6.1, prior to the time the Required Company Shareholder Vote is obtained, the Company may (A) furnish non-public information with respect to the Company and its Subsidiaries to any Person (and the Representatives of such Person) in response to a request therefor making a bona fide written Acquisition Proposal that did not result from a material breach of this Section 6.1, pursuant to a confidentiality agreement not less restrictive with respect to the confidentiality obligations of the other party than the confidentiality obligations of the Buyer under the Confidentiality Agreement, and to the extent non-public information that has not been made available to the Buyer is made available to such Person, furnish such non-public information to the Buyer prior to or substantially concurrently with the time it is provided to such Person and (B) engage in discussions or negotiations (including solicitation of a revised Acquisition Proposal) with such Person and its Representatives regarding any such Acquisition Proposal; provided that the Company Board shall be permitted to take any action described in the foregoing clauses (A) and (B) if and only if prior to take such particular action the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that (i) the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board to the shareholders of the Company under applicable law and (ii) such Acquisition Proposal is or would reasonably be expected to lead to a Superior Proposal.

(b)                              Prior to the Specified Time, the Company Board shall not:

(i)                                                          withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify or modify), in a manner adverse to the Buyer, the approval or recommendation by the Company Board with respect to the Company Voting Proposal (the “Company Board Recommendation”);

(ii)                                                      approve, recommend or otherwise declare advisable, or publicly propose to approve, recommend or otherwise declare advisable, an Acquisition Proposal;

(iii)                                                  fail to include the Company Board Recommendation in the Proxy Statement;

(iv)                                                  fail to publicly recommend against any Acquisition Proposal that is a tender offer or exchange offer within ten Business Days after commencement of such offer (or such fewer number of days as remain prior to the Company Meeting, as it may be adjourned or postponed in accordance with this Agreement) (any of the actions described in the foregoing clauses (i), (ii), (iii) and (iv), a “Company Board Recommendation Change”); or

(v)                                                      approve, and the Company shall not enter into, any letter of intent, term sheet, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, joint venture agreement, or similar agreement (such agreement, an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)).

Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, prior to the time the Required Company Shareholder Vote is obtained, the Company Board may (x) effect a Company Board Recommendation Change (A) in response to a Company Intervening Event or (B) following receipt of a bona fide written Acquisition Proposal after the date of this Agreement that did not result from a material breach of this Section 6.1 that the Company Board has determined in good faith, after consultation with outside legal counsel and its financial advisors, is a Superior Proposal, in each case of clauses (A) and (B) if, and only if, prior to effecting such Company Board Recommendation Change, (xx) the Company Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board to the Company’s shareholders under applicable Law and (yy) the Company complies with Section 6.1(c), or (y) following receipt of a bona fide written Acquisition Proposal after the date of this Agreement that did not result from a material breach of this Section 6.1 that the Company Board has determined in good faith, after consultation with outside legal counsel and its financial advisors, is a Superior Proposal, cause or permit the

Company to terminate this Agreement pursuant to Section 8.1(f) for the purpose of entering into a definitive acquisition agreement, merger agreement or similar definitive agreement (an “Alternative Definitive Acquisition Agreement”) with respect to such Superior Proposal, if, and only if, (xx) prior to such termination, the Company Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board to the Company’s shareholders under applicable Law, (yy) prior to such termination, the Company complies with Section 6.1(c), and (zz) concurrently with such termination, (1) the Company enters into such Alternative Definitive Acquisition Agreement with respect to such Superior Proposal and (2) the Company pays a cash termination fee of $11.0 million (the “Company Termination Fee”).

(c)                               Prior to the Company taking any of the actions (i) under clause (x)(A) in the second sentence of Section 6.1(b), (A) the Company shall provide the Buyer with four (4) Business Days’ prior written notice advising the Buyer that it intends to effect a Company Board Recommendation Change in response to a Company Intervening Event, describing in reasonable detail the reasons for such Company Board Recommendation Change, (B) during such four (4) Business Day period, if requested by the Buyer, the Company shall make its representatives available for negotiations with the Buyer to amend the terms and conditions of this Agreement and (C) following the end of such four (4) Business Day period, the Company Board, after taking into account any modifications to the terms and conditions of this Agreement and the Merger set forth in a written and binding offer of the Buyer, shall re-determine in good faith after consultation with its financial advisors and outside counsel that (x) such Company Intervening Event continues to necessitate a Company Board Recommendation Change, even if the modifications offered by the Buyer were to be given effect and (y) failure to effect such Company Board Recommendation Change would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board to the Company’s shareholders under applicable Law, or (ii) under clause (x)(B) or clause (y) in the second sentence of Section 6.1(b), (A) the Company shall provide the Buyer with four (4) Business Days’ prior written notice (it being understood and agreed that any material amendment to the amount or form of consideration payable in connection with the applicable Acquisition Proposal, or any material amendment to the financial terms or any other material terms of the applicable Acquisition Proposal, shall require a new notice and an additional three (3) Business Day period) advising the Buyer that it intends to take such action, and attaching a complete copy of the Acquisition Proposal (any such notice described in either of clauses (i)(A) or (ii)(A) of this Section 6.1(c), a “Recommendation Change Notice”) (it being understood that a Recommendation Change Notice shall not constitute a Company Board Recommendation Change for purposes of this Agreement), (B) the Company shall, during such four (4) Business Day period (or subsequent three (3) Business Day period), make its Representatives available for negotiations with the Buyer to make such adjustments to the terms and conditions of this Agreement and (C) following the end of such four (4) Business Day period (or subsequent three (3) Business Day period), the Company Board, after taking into account any modifications to the terms and conditions of this Agreement and the Merger set forth in a written and binding offer of the Buyer, shall re-determine in good faith after consultation with its financial advisors and outside counsel that (x) such Acquisition Proposal continues to constitute a Superior Proposal and (y) failure to effect such Company Board Recommendation Change would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board to the Company’s shareholders under applicable Law.

(d)                             The Company shall promptly (and in any event within one Business Day) after the Company’s receipt or the occurrence of any Acquisition Proposal or the determination of the existence of a Company Intervening Event, as applicable, (i) notify the Buyer of such Acquisition Proposal or Company Intervening Event, as applicable, (ii) communicate the material terms and conditions of any such Acquisition Proposal (including, if applicable, providing copies of any written inquiries, requests, proposals or offers and any proposed agreements relating thereto, which may be redacted to the extent necessary to protect confidential information of the Person making such Acquisition Proposal) and the identity of the Person making any such Acquisition Proposal or the material events, facts, circumstances, developments or occurrences of such Company Intervening Event, as applicable, and (iii) notify the Buyer of any request for non-public information for the purpose of making, or to engage in negotiations or discussions that contemplate, an Acquisition Proposal.

(e)                               Notwithstanding the foregoing, the Company and the Company Board may (i) take and disclose to its shareholders a position with respect to a tender offer contemplated by Rule 14e-2 promulgated under the Exchange Act with regard to any Acquisition Proposal (provided that any such action or disclosure shall be deemed to constitute a Company Board Recommendation Change, unless the Company Board reaffirms the Company Board Recommendation in connection with such action or disclosure) and (ii) make any disclosure contemplated by Rule 14d-9(f) promulgated under the Exchange Act.

(f)                                From and after the date of this Agreement, the Company and its Subsidiaries shall, and shall cause their respective directors, officers and employees to, and shall use reasonable best efforts to cause its investment bankers, attorneys, accountants and other advisors or representatives to, (i) cease and terminate immediately all activities, discussions, communications and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) take such action as is necessary to enforce any confidentiality provisions or provisions of similar effect to which the Company or any of its Subsidiaries is a party or of which the Company or any of its Subsidiaries is a beneficiary and (iii) not terminate, waive, amend, release or modify any provision of any standstill agreement (including any standstill provision contained in any confidentiality or other agreement) to which it or any of its Affiliates or Representatives is a party, unless, solely, with respect to this clause (iii), the Company Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board to the Company’s shareholders under applicable Law.  The Company shall promptly after the date of this Agreement instruct each Person which has heretofore executed a confidentiality agreement relating to any Acquisition Proposal with or for the benefit of the Company to promptly return or destroy all confidential information, documents and materials relating to an Acquisition Proposal or to the Company, its Subsidiaries or its businesses, operations or affairs heretofore furnished by or on behalf of the Company or any of its Representatives to such Person or any of its Representatives in accordance with the terms of any confidentiality agreement with such Person and terminate any “data room” or similar access of such Persons and their Representatives.

(g)                              For purposes of this Agreement:

“Acquisition Proposal” means any inquiry, proposal or offer for (i) a merger, reorganization, consolidation, liquidation, dissolution, tender offer, recapitalization, share exchange, exchange offer, sale of shares of capital stock, stock acquisition, asset acquisition, joint venture, business combination or similar transaction involving the Company and its Subsidiaries, taken as a whole, (ii) the issuance by the Company of 20% or more of its equity securities or (iii) the acquisition, in any manner (merger, reorganization, consolidation, liquidation, dissolution, tender offer, recapitalization, share exchange, exchange offer, sale of shares of capital stock, stock acquisition, asset acquisition, joint venture, business combination or similar transaction), directly or indirectly, of beneficial ownership of 20% or more of (A) the equity securities or voting power of the Company (including any options, rights or warrants to purchase, or securities convertible into, exchangeable or exercisable for, shares of any capital stock of the Company) or (B) the assets of the Company and its Subsidiaries to which 20% or more of the Company’s consolidated revenues, net income or assets in either of the most recently completed two fiscal years of the Company are attributable, in each of the foregoing cases other than the transactions contemplated by this Agreement.

“Superior Proposal” means any bona fide written Acquisition Proposal made other than by the Buyer or a controlled Affiliate of the Buyer following the date of this Agreement (on its most recently amended or modified terms, if amended or modified) which the Company Board determines in its good faith judgment would, if consummated, result in a transaction that is more favorable to the holders of Company Common Stock from a financial point of view than the transactions contemplated by this Agreement (after consultation with its outside financial and legal advisors), taking into account all the terms, conditions and other aspects relating to such proposal (including the financial, regulatory, legal and other aspects of such proposal (including closing conditions, the likelihood and contemplated timing of shareholder approval, closing or financing requirements) and the Person making such proposal) and this Agreement (including any written, binding proposal by the Buyer to amend the terms of this Agreement, which offer is not revocable for at least five business days); provided, that the reference to “20%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%.”

“Company Intervening Event” shall mean an event, fact, circumstance, development or occurrence that materially improves the business, assets, operations or prospects of the Company and its Subsidiaries, taken as a whole, that is not known or reasonably foreseeable by the Company Board as of the date of this Agreement, or, if known, the magnitude or material consequences of which were not reasonably foreseeable by the Company Board as of the date of this Agreement; which event, fact, circumstance, development or occurrence becomes known to or by the Company Board prior to obtaining the Required Company Shareholder Vote; provided, however, that none of the following will constitute a Company Intervening Event: (i) any action taken by the Company or any of its Subsidiaries pursuant to and in compliance with the affirmative covenants set forth in Section 5.1, (ii) any change in the market price or trading volume of the Company’s stock (it being understood that the facts giving rise or contributing to such change may be deemed to constitute, or be taken into account in determining whether there is a Company Intervening Event), (iii) the failure of the Company to meet internal or analysts’ estimates, guidance, projections or forecasts of the results of operations of the Company (it being understood that the facts giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there is a Company Intervening Event), (iv) the receipt, existence of or terms of an Acquisition Proposal or any inquiry relating thereto or the consequences thereof, and (v) any event, change, circumstance, effect, development or state of facts that would constitute a Buyer Material Adverse Effect.

6.2.                        Proxy Statement.

(a)                               As promptly as reasonably practicable (but in no event more than ten (10) Business Days) after the execution of this Agreement, the Company, in cooperation with the Buyer, shall prepare and file with the SEC the Proxy Statement.  The Proxy Statement shall include the Company Board Recommendation, except to the extent the Company Board shall have effected a Company Board Recommendation Change to the extent such action is permitted by Section 6.1. The Company shall respond to any comments of the SEC or its staff and shall cause the Proxy Statement to be mailed to its shareholders at the earliest practicable time after the resolution of any such comments.

(b)                              Except to the extent related to an Acquisition Proposal or a Recommendation Change Notice, the Company shall notify the Buyer promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement, and the Company shall, and shall cause its Representatives to, supply the Buyer with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement or the transactions contemplated hereby.  The Company shall (i) cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of Law and the rules and regulations promulgated thereunder and (ii) use commercially reasonable efforts to respond, with the assistance of, and after consultation with, the Buyer, to the extent provided by this Section 6.2(b), to any comments of the SEC with respect to the Proxy Statement.  Except to the extent related to an Acquisition Proposal or a Recommendation Change Notice, whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement or any information relating to the Company, the Buyer or any of their respective Affiliates, officers or directors is discovered by the Company or the Buyer that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement or the other filings would not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, the Buyer or the Company, as the case may be, shall promptly inform the other of such occurrence or discovery and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of the Company to the extent required by applicable Law, such appropriate amendment or supplement. The Proxy Statement will, on the date the Proxy Statement (including any amendment or supplement thereto) is first distributed to shareholders of the Company and at the time of the Company Meeting, comply as to form in all material respects with the requirements of the Exchange Act.  Except to the extent related to an Acquisition Proposal or a Recommendation Change Notice, prior to the filing or distribution of the Proxy Statement (or any amendment or supplement thereto) or responding to any SEC comments on the Proxy Statement, each of the Company, on the one hand, and the Buyer, on the other hand, shall (x) provide each other with a reasonable opportunity to review and comment on the Proxy Statement and all amendments or supplements to the foregoing documents and (y) consider in good faith such comments reasonably proposed by the Company, on the one hand, or the Buyer, on the other hand, as applicable.

6.3.                        Listing of Common Stock.  The Company agrees to use commercially reasonable efforts to continue the listing of the Company Common Stock on The Nasdaq Global Select Market during the term of this Agreement.

6.4.                        Access to Information.  During the Pre-Closing Period, the Company shall (and shall cause each of its Subsidiaries to) afford to the Buyer’s officers, employees, accountants, counsel and other Representatives, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not unreasonably disrupt or interfere with business operations, to all of its properties, books, contracts, commitments, personnel and records as the Buyer shall reasonably request, and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Buyer (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties, assets, liabilities and personnel as the Buyer may reasonably request; provided, however, that subject to the disclosure requirements of Section 6.1, the Company shall not be required to permit any inspection or other access, or to disclose any information in connection with an Acquisition Proposal or a Recommendation Change Notice; provided further that information that the Company determines, in its reasonable judgment, to be competitively sensitive or highly proprietary, including but not limited to proprietary strategic, financial, pricing, production, trade secret and operational information, shall only be provided by the Buyer in accordance with the terms of the Clean Team Agreement, dated as of April 1, 2016, between the Company and the Buyer (the “Clean Team Agreement”).  The Buyer will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement and the Clean Team Agreement, as applicable.

6.5.                        Shareholders Meeting.  The Company, acting through the Company Board, shall take all actions in accordance with applicable law, its Articles of Organization and By-laws and the rules of The Nasdaq Global Select Market to promptly and duly call, give notice of, convene and hold as promptly as reasonably practicable following the date the SEC confirms that it has no further comments on the Proxy Statement the Company Meeting for the purpose of considering and voting upon the Company Voting Proposal.  Subject to Section 6.1, (a) the Company Board shall recommend approval of the Company Voting Proposal by the shareholders of the Company and include such recommendation in the Proxy Statement and (b) the Company Board shall not effect a Company Board Recommendation Change.  Subject to Section 6.1, the Company shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the Company Voting Proposal and shall take all other action reasonably necessary or advisable to secure the vote or consent of the shareholders of the Company required by the rules of The Nasdaq Global Select Market or the MBCA to obtain such approvals. The Company shall keep the Buyer updated with respect to proxy solicitation results as reasonably requested by the Buyer. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Meeting after consultation with the Buyer, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s shareholders within a reasonable amount of time in advance of the Company Meeting or, if as of the time for which the Company Meeting is originally scheduled

(as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting. The Company agrees that, unless this Agreement has been terminated in accordance with Section 8.1, its obligations pursuant to this Section 6.5 shall not be affected by the making of any Company Board Recommendation Change by the Company Board or the occurrence of a Company Intervening Event.

6.6.                        Legal Conditions to the Merger.

(a)                               Subject to the terms hereof, including Section 6.1 and Section 6.6(b), the Company and the Buyer shall each use its best efforts to:

(i)                                  take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;

(ii)                              as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; provided, however, that in no event shall the Company or any of its Subsidiaries be required to pay, prior to the Effective Time, any fee, penalties or other consideration to any third party to obtain any consent or approval required for the consummation of the Merger;

(iii)                          as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act, the Antitrust Laws listed on Schedule 6.6 and any related governmental request thereunder, and (C) any other applicable law; and

(iv)                          execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The Company and the Buyer shall cooperate with each other in connection with the making of all such filings and submissions, including providing copies of all such filings and submissions to the non-filing party and its advisors prior to filing or submitting and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith.  The Company and the Buyer shall use their respective best efforts to furnish to each other all information required for any filing or other submission to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement.  For the avoidance of doubt, the Buyer and the Company agree that nothing contained in this Section 6.6(a) shall modify or affect their respective rights and responsibilities under Section 6.6(b).

(b)                              Subject to the terms hereof, and without limiting the Buyer’s obligations under Section 6.6(c), the Buyer and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective best efforts to obtain any government clearances or approvals required for Closing under the HSR Act or any other applicable Antitrust Laws, to respond to any government requests for information under any Antitrust Law, and to avoid any decree, judgment, injunction or other order (whether temporary, preliminary or permanent (a “Restrictive Order”)), or court, administrative, or other filing by any party seeking to obtain such Restrictive Order, that restricts, materially delays, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law.  The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law, it being understood and agreed that, while the Buyer will consider the views of the Company, the Buyer will hold the final decision-making authority with respect to addressing any issue under any Antitrust Law.  To the extent permitted by law or Governmental Entities reviewing the transactions contemplated by this Agreement, the parties will provide each other the opportunity to participate in meetings and other substantive conversations with any such Governmental Entities.

(c)                               In furtherance and not in limitation of the covenants of the parties contained in this Section 6.6, in exercising its best efforts to obtain all required Regulatory Approvals, the Buyer shall take any and all steps necessary in order to avoid the entry of, or to effect the dissolution of, any Restrictive Order, which would have the effect of preventing or delaying the Effective Time beyond the Outside Date, including proposing, negotiating, offering to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of the Buyer or, effective as of the Effective Time, the Surviving Corporation, or their respective Subsidiaries, or otherwise offering to take or offer to commit to take any action which it is capable of taking and if the offer is accepted, taking or committing to take such action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of the Buyer, the Surviving Corporation or their respective Subsidiaries; provided, however, that the Buyer may expressly condition any such sale, holding separate, or other disposal, and any agreement to take any such action or to conduct its business in any manner, upon consummation of the transactions contemplated hereby.  For the avoidance of doubt, the Buyer shall take any and all actions necessary in order to ensure that (i) no requirement for a waiver, consent, approval or termination of applicable waiting periods of the Federal Trade Commission, the Antitrust Division of the Department of Justice, any State Attorney General or other Governmental Entity, (ii) no decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding, and (iii) no other matter relating to any antitrust or competition law or regulation, would preclude consummation of the Merger by the Outside Date. Notwithstanding anything to the contrary in this Agreement, (i) nothing in this Agreement shall require the Buyer to sell, divest or dispose of assets of the Company’s cargo and/or mobile cargo inspection system businesses; (ii) nothing in this Agreement shall require the Buyer to license any Company Intellectual Property or provide any transition services (including manufacturing services); and (iii) nothing in this Agreement shall require the Buyer to initiate or participate in any legal proceeding with respect to any such matters.

(d)                             Each of the Company and the Buyer shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any third party consents required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Company Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, or (iii) required to prevent the occurrence of an event that is reasonably likely to have a Company Material Adverse Effect or a Buyer Material Adverse Effect prior to or after the Effective Time, it being understood that neither the Company nor the Buyer shall be required to make any payments in connection with the fulfillment of its obligations under this Section 6.6.

6.7.                        Public Disclosure.  Except as may be required by law or stock market regulations, (a) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Buyer and (b) the Buyer and the Company shall consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement; provided, however, that (i) each of the foregoing parties may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Company SEC Reports (or, in the case of the Buyer, in its comparable registration statements, forms, reports, proxy statements and other documents filed or furnished with the SEC), so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party), (ii) a party may, without the prior consent of the other party hereto, issue any such press release or make any such public announcement or statement as may be required by requirements under Law, and (iii) these restrictions shall not apply to any Company communications regarding an Acquisition Proposal, a Superior Proposal or a Recommendation Change Notice.

6.8.                        Indemnification.

(a)                               From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Surviving Corporation shall indemnify and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the MBCA for officers and directors of Massachusetts corporations.  Each Indemnified Party will be entitled to advancement of reasonable expenses (including reasonable attorneys’ fees) incurred in the defense of any such claim, action, suit, proceeding or investigation from each of the Buyer and the Surviving Corporation within fifteen (15) Business Days of receipt by the Buyer or the Surviving Corporation from the Indemnified Party of a written request therefor; provided that any Person to whom expenses are advanced provides an undertaking, to the extent required by the MBCA, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification under applicable law.

(b)                              From the Effective Time through the six-year anniversary of the date on which the Effective Time occurs, the Articles of Organization and By-laws of the Surviving Corporation shall contain, and the Buyer shall cause the Articles of Organization and By-laws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are presently set forth in the Articles of Organization and By-laws of the Company as in effect on the date of this Agreement.

(c)                               Subject to the next sentence, the Surviving Corporation shall either (i) maintain, and the Buyer shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time the current policies of the directors’ and officers’ liability insurance maintained by the Company (the “Current D&O Insurance”) with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) (provided that the Surviving Corporation may substitute therefor policies with reputable carriers of at least the same coverage containing terms, conditions and exclusions that are not, in the aggregate, less favorable to the Indemnified Parties), so long as the annual premium therefor would not exceed 250% of the last annual premium paid prior to the Effective Time (such 250%, the “Maximum Premium”), or (ii) purchase a six (6) year extended reporting period endorsement with respect to the Current D&O Insurance and maintain such endorsement in full force and effect for its full term; provided, however, that in no event shall the Surviving Corporation be required to expend on such “tail” policy more than an amount per year equal to the Maximum Premium; provided, further, that in the event, but for the immediately preceding proviso, the Surviving Corporation would be required to expend more than the Maximum Premium, the Surviving Corporation may obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to the Maximum Premium.  If the Company’s or the Surviving Corporation’s existing insurance expires, is terminated or canceled during such six-year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain, and the Buyer shall cause the Surviving Corporation to obtain, a substitute policy with a reputable carrier of at least the same coverage containing terms, conditions and exclusions that are not less favorable to the Indemnified Parties for the remainder of such period for an annualized premium not in excess of the Maximum Premium.

(d)                             In the event the Buyer or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any entity, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or, at the Buyer’s option, the Buyer shall expressly assume and succeed to the obligations set forth in this Section 6.8.

(e)                               The Buyer shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the Persons referred to in this Section 6.8 in connection with their enforcement of their rights provided in this Section 6.8.

(f)                                The provisions of this Section 6.8 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

6.9.                        Notification of Certain Matters.  During the Pre-Closing Period, the Buyer shall give prompt notice to the Company, and the Company shall give prompt notice to the Buyer, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur that causes or is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case that would result in the failure of the conditions set forth in Section 7.2(a) or 7.3(a) at any time from and after the date of this Agreement until the Effective Time, or (b) any failure of the Buyer and the Transitory Subsidiary or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.  Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.  The parties hereto agree that the Company’s or the Buyer’s, as applicable, compliance or failure to comply with this Section 6.9 shall not be taken into account for purposes of determining whether the condition referred to in Section 7.2(b) or Section 7.3(b), as applicable, has been satisfied. For the avoidance of doubt, no such notice shall be effective to cure or correct any breach of any representation, warranty, covenant or agreement by the Company or the Buyer, as applicable, or constitute the waiver of any indemnification or other rights of the Buyer or the Company, as applicable.

6.10.                Exemption from Liability Under Section 16(b).

(a)                               The Board of Directors of the Buyer, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall be permitted to adopt a resolution in advance of the Effective Time providing that the receipt by the Company Insiders of options to purchase Buyer Common Stock upon assumption and conversion of Company Stock Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.

(b)                              For purposes of this Agreement, “Section 16 Information” means information regarding the Company Insiders and the number of shares of Company Common Stock or other Company equity securities deemed to be beneficially owned by each such Company Insider and expected to be exchanged for options to purchase Buyer Common Stock in connection with the Merger, which shall be provided by the Company to the Buyer at least 10 Business Days prior to the Closing.

(c)                               For purposes of this Agreement, “Company Insiders” means those officers and directors of the Company who immediately after the Closing become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to equity securities of the Buyer.

6.11.                Employee Benefits Matters.

(a)                               For the period beginning on the Effective Time and ending on the later of six (6) months after the Closing Date or March 31, 2017, the Buyer shall provide, or shall cause to be provided, to each employee of the Company and its Subsidiaries who was an employee of the Company or its Subsidiaries immediately prior to the Effective Time and who continues employment with the Buyer or any of its Subsidiaries (the “Company Employees”) (i) a base salary or an hourly wage rate, as applicable, and annual bonus target that are no less favorable, in the aggregate, than the base salary or hourly wage rate, as applicable, and annual bonus target provided to such Company Employee immediately before the Closing Date and (ii) health and welfare benefits that are substantially comparable, in the aggregate, to either, as selected by the Buyer in its sole discretion, (x) the health and welfare benefits provided to such Company Employee immediately before the Closing Date or (y) the health and welfare benefits provided to similarly situated employees of the Buyer and its Subsidiaries.

(b)                              For purposes of determining vesting, eligibility to participate and level of benefits under the plans, policies, arrangements, or practices of the Buyer and its Subsidiaries providing benefits to any Company Employees after the Closing (the “New Plans”), each Company Employee shall, subject to applicable law and applicable tax qualification requirements, be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Closing Date, to the same extent as such Company Employee was entitled before the Closing Date, to credit for such service under any similar Company Employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Closing Date; provided that the foregoing shall not apply with respect to benefit accruals under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits.  In addition, and without limiting the generality of the foregoing, the Buyer shall use its reasonable best efforts to cause (i) each Company Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is of the same type as the Employee Benefit Plan in which such Company Employee participated immediately before the Closing Date (such plans, collectively, the “Old Plans”), and (ii) each New Plan providing medical, dental, pharmaceutical or vision benefits to any Company Employee to waive all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Plan of the Company or its Subsidiaries in which such Company Employee participated immediately prior to the Closing Date and (iii) all co-payments, deductibles and other eligible expenses incurred by such Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Company Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)                               If the employment of any Company Employee (who is not otherwise a party to an employment, change in control or other similar agreement) is terminated on or prior to the first anniversary of the Effective Time under circumstances under which such Company

Employee would have received severance benefits under an Employee Benefit Plan, the Buyer will cause the Surviving Corporation to provide that such Company Employee shall be entitled to severance benefits from the Surviving Corporation that are no less favorable than the severance benefits provided to similarly situated employees of Buyer and its Subsidiaries.

(d)                             Effective no later than the day immediately prior to the Closing Date, the Company and its Subsidiaries shall take or cause to be taken all actions necessary to terminate any and all Employee Benefit Plans intended to qualify as qualified cash or deferred arrangements under Section 401(k) of the Code.

(e)                               Nothing contained in this Agreement shall, or shall be construed so as to, (i) prevent or restrict in any way the right of the Buyer to terminate, reassign, promote or demote any employee, independent contractor, director or other service provider of the Company or its Subsidiaries (or to cause any of the foregoing actions) at any time following the Closing Date, or to change (or cause the change of) the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment or service of any such service providers at any time following the Closing Date; (ii) constitute an amendment or modification of any plan; or (iii) create any third party rights in any such current or former service provider of the Company or its Subsidiaries (including any beneficiary or dependent thereof); or (iv) obligate the Buyer to adopt or maintain any particular plan or program or other compensatory or benefits arrangement at any time or prevent the Buyer from modifying or terminating any such plan, program or other compensatory or benefits arrangement at any time, subject to any required agreement of the counterparty thereto.

(f)                                Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.11, express or implied, is intended to confer upon any Company Employee or other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.11 or is intended to be, shall constitute or be construed as an amendment to or modification of any employee benefit plan, program, policy, agreement or arrangement of the Buyer, the Company, the Surviving Corporation or any respective Subsidiary thereof.

(g)                              The provisions of Section 6.11(a) through 6.11(c) shall not apply to Persons employed by the Company or any of its Subsidiaries outside the United States, it being agreed that such Persons shall be treated in accordance with applicable law and the terms of any contracts covering them.

6.12.                Rights.  Prior to the Effective Time, the Company Board shall take all necessary action to cause the Company Rights to cease to be outstanding as of the Effective Time and to terminate the Company Rights Agreement, effective immediately prior to the Effective Time, without payment of any consideration in respect thereof.

6.13.                Security Holder Litigation.  Notwithstanding anything to the contrary herein, each of the Company and the Buyer shall keep the other party hereto informed of, and consult and cooperate with such party in connection with, any litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement brought by any shareholder of the Company or any holder of the Company’s other securities against the Company and/or its directors or officers. Each of the Buyer and the Company shall notify the other promptly of the commencement of any such shareholder litigation of which it has received written notice.

6.14.                WARN Act Compliance.  The Company shall provide to the Buyer at the Closing a complete and accurate list of all “employment losses” at the Company or any of its Subsidiaries, as that term is defined in the WARN Act, which occurred in the 90 calendar days preceding the Closing, which list shows the name, date of separation, whether the individual resigned or was terminated by the Company or its Subsidiaries, and facility or operating unit of each employee of the Company or any of its Subsidiaries who suffered such an employment loss in such period (the “WARN List”).  The Company (or applicable Subsidiary of the Company) shall give all necessary WARN Act notices with respect to employment losses that occur prior to the Closing Date with respect to any employees employed by the Company or any of its Subsidiaries.

6.15.                Company Permits.  The Company shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to maintain in full force and effect all of the Company Permits.

ARTICLE VII

CONDITIONS TO MERGER

7.1.                        Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a)                               Shareholder Approval.  The Company Voting Proposal shall have been adopted at the Company Meeting, at which a quorum is present, by the Required Company Shareholder Vote.

(b)                              Antitrust Laws.  The waiting period applicable to the consummation of the Merger under the HSR Act or any other applicable Antitrust Law set forth on Schedule 6.6 shall have expired or been terminated.

(c)                               No Injunctions.  No Governmental Entity of competent jurisdiction located in the United States or in any jurisdiction set forth on Schedule 6.6 shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement; provided, however, that: (i) prior to invoking this provision, each party hereto shall use its best efforts to have any such order, executive order, stay, decree, judgment or injunction lifted; and (ii) a party may not invoke this provision unless the violation of such order, executive order, stay, decree, judgment, injunction, statute, rule or regulation that would arise from the consummation of the Merger would reasonably be expected to have a Buyer Material Adverse Effect or a Company Material Adverse Effect.

7.2.                        Additional Conditions to Obligations of the Buyer and the Transitory Subsidiary.  The obligations of the Buyer and the Transitory Subsidiary to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Buyer and the Transitory Subsidiary:

(a)                               Representations and Warranties.  (i) The representations and warranties of the Company contained in Section 3.3 (Subsidiaries), Section 3.4(b) and 3.4(c) (Authority; No Conflict, Required Filings and Consents), Section 3.11(c) (Contracts), Section 3.22 (Company Rights Agreement and Company Rights Agreement Amendment) and Section 3.24 (State Takeover Statutes) shall be true and correct in all material respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) the representations and warranties of the Company contained in Section 3.2 (Capitalization) shall be true and correct in all respects except for de minimis inaccuracies, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case, as of such date), (iii) the representations and warranties of the Company contained in Section 3.1 (Organization, Standing and Power), Section 3.4(a) and 3.4(d) (Authority; No Conflict, Required Filings and Consents), Section 3.7(b)(i) (Absence of Certain Changes or Events), Section 3.21 (Opinion of Financial Advisor) and Section 3.23 (Brokers) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case, as of such date) and (iv) all other representations and warranties of the Company set forth in this Agreement shall be true and correct (without, in the case of this clause (iv), giving effect to any limitation as to “material”, “materiality” or “Company Material Adverse Effect” or similar limitation set forth therein) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case, as of such date), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(b)                              Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(c)                               No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect, and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

7.3.                        Additional Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, either of which may be waived, in writing, exclusively by the Company:

(a)                               Representations and Warranties.  The representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date and (ii) where the failure to be true and correct (without regard to any materiality or Buyer Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had a Buyer Material Adverse Effect); and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

(b)                              Performance of Obligations of the Buyer and the Transitory Subsidiary.  The Buyer and the Transitory Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1.                        Termination.  This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time (with respect to Section 8.1(b) through 8.1(h), by written notice by the terminating party to the other party, specifying the provision of this Agreement pursuant to which such termination is made), whether before or, subject to the terms hereof, after approval of this Agreement by the shareholders of the Company:

(a)                               by mutual written consent of the Buyer, the Transitory Subsidiary and the Company; or

(b)                              by either the Buyer or the Company if the Merger shall not have been consummated by December 20, 2016 (the “Outside Date”) (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date, as it may be extended hereunder); provided, however, that, (i) if by December 20, 2016, the Closing has not occurred due to the non-satisfaction of the conditions set forth in Section 7.1(b) or Section 7.1(c) (to the extent related to antitrust laws), the Outside Date may be extended by three months, upon the election of the Buyer in its sole discretion (the “First Extension Period”); and (ii) if by the end of the First Extension Period the Closing has not occurred due to the non-satisfaction of the conditions set forth in 7.1(b) or Section 7.1(c) (to the extent related to antitrust laws), the Outside Date may be extended by an additional three months, upon the mutual consent of the Buyer and the Company; or

(c)                               by either the Buyer or the Company if a Governmental Entity of competent jurisdiction located in the United States or in any jurisdiction set forth on Schedule 6.6 shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided, however, that a party hereto shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the issuance of any such order, decree, ruling or other action, or the failure of such order, decree, ruling or other action to be resisted, resolved or lifted, is attributable to the failure of such party (or any Affiliate of such party) to perform in any material respect any covenant in this Agreement required to be performed by such party (or any Affiliate of such party) at or prior to the Effective Time; or

(d)                             by either the Buyer or the Company if at the Company Meeting at which a vote on the Company Voting Proposal is taken, the Required Company Shareholder Vote in favor of the Company Voting Proposal shall not have been obtained; or

(e)                               by the Buyer if (i) there shall have been a Company Board Recommendation Change or the Company Board shall have approved or publicly recommended a Superior Proposal (or the Company Board resolves to do any of the foregoing) or (ii) the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement, in each case, whether or not permitted by Section 6.1; or

(f)                                by the Company, pursuant to clause (y) of the second sentence of Section 6.1(b) prior to the time the Required Company Shareholder Vote is obtained, subject to the Company’s compliance in all material respects with Section 6.1, provided, that the termination of this Agreement by the Company pursuant to this Section 8.1(f) shall not be effective unless and until the Company has paid, or has caused to be paid, the Company Termination Fee pursuant to Section 8.3(b)(ii) to the Buyer or its designee and concurrently with its termination of this Agreement the Company or any of its Subsidiaries enters into an Alternative Definitive Acquisition Agreement with respect to such Superior Proposal;

(g)                              by the Buyer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied, and (ii) if such breach is reasonably capable of being cured, shall not have been cured prior to the earlier of (x) 20 Business Days following receipt by the Company of written notice of such breach or failure to perform from the Buyer and (y) the Outside Date; provided that the Buyer is not then in material breach of any representation, warranty or covenant under this Agreement; or

(h)                              by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Buyer or the Transitory Subsidiary set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) if such breach is reasonably capable of being cured, shall not have been cured prior to the earlier of (x) 20 Business Days following receipt by the Buyer of written notice of such breach or failure to perform from the Company and (y) the Outside Date; provided that the Company is not then in material breach of any representation, warranty or covenant under this Agreement.

8.2.                        Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, the Transitory Subsidiary or their respective officers, directors, shareholders or Affiliates; provided that (a) any such termination shall not relieve any party from liability for any fraud or knowing and intentional breach of this Agreement and (b) the provisions of Section 5.2 (Confidentiality), this Section 8.2 (Effect of Termination), Section 8.3 (Fees and Expenses) and Article IX (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3.                        Fees and Expenses.

(a)                               Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

(b)                              The Company shall pay the Buyer the Company Termination Fee in the event that this Agreement is terminated:

(i)                                                          by the Buyer pursuant to Section 8.1(e);

(ii)                                                      by the Company pursuant to Section 8.1(f); or

(iii)                                                  (A) after the date of this Agreement, (x) any Acquisition Proposal has been received by the Company, any of its Subsidiaries or any of their respective Representatives which has become known to the public, or (y) any Person shall have publicly proposed or publicly disclosed any Acquisition Proposal or an intention (whether or not conditional) to make an Acquisition Proposal (and, in each case, in the case of a termination pursuant to Section 8.1(d), such Acquisition Proposal or publicly proposed or publicly disclosed intention shall not have been publicly withdrawn without qualification at least thirty (30) days before the Company Meeting), (B) this Agreement is terminated (x) by the Buyer or the Company pursuant to Section 8.1(b) (provided that (I) the Company Meeting shall not have occurred at or prior to the time of such termination and (II) there has been no injunction, order, ruling, decree, judgment or similar order by any Governmental Entity of competent jurisdiction which prevented the Company Meeting from having occurred at or prior to the Outside Date), or (y) by the Buyer or the Company pursuant to Section 8.1(d), or (z) by the Buyer pursuant to Section 8.1(g) due to a material breach by the Company of any covenant set forth in this Agreement and (C) concurrently with or within twelve (12) months after such termination, the Company shall have consummated any Acquisition Proposal (substituting fifty percent (50%) for the twenty percent (20%) threshold set forth in the definition of “Acquisition Proposal”) (a “Qualifying Transaction”) or entered into a definitive agreement providing for any Qualifying Transaction;

provided, however, that the Company shall not be required to pay any Company Termination Fee if, at the time of termination of this Agreement, the Buyer or the Transitory Subsidiary is in material breach of this Agreement.

Any fee due under Section 8.3(b)(i) shall be paid to the Buyer by wire transfer of same-day funds within two Business Days after the date of termination of this Agreement.  Any fee due under Section 8.3(b)(ii) shall be paid to the Buyer by wire transfer of same-day funds prior to or concurrently with the termination of this Agreement.  Any fee due under Section 8.3(b)(iii) shall be paid to the Buyer by wire transfer of same-day funds (i) within two (2) Business Days after the date on which the definitive agreement providing for the Qualifying Transaction referenced in clause (C) of Section 8.3(b)(iii) is entered into or (ii) if there is no such agreement, upon the consummation of such Qualifying Transaction. In the event that the Buyer or its designee shall receive full payment pursuant to this Section 8.3(b), together with reimbursement of any applicable expenses and interest pursuant to Section 8.3(d), the receipt of the Company Termination Fee and reimbursement of any applicable expenses and interest pursuant to Section 8.3(d) shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Buyer, the Transitory Subsidiary, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Buyer, the Transitory Subsidiary, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any of its Affiliates or its or their Representatives arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination; provided, however, that nothing in this Section 8.3(b) shall limit the rights of the Buyer and the Transitory Subsidiary under Section 9.10 prior to the termination of this Agreement.

(c)                               The parties hereto acknowledge and agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(d)                             The Buyer shall pay the Company a cash termination fee of $11.0 million (the “Buyer Termination Fee”) in the event that this Agreement is terminated by the Buyer or the Company pursuant to Section 8.1(b) and at the time of such termination all of the conditions set forth in Article VII have been satisfied or waived other than any condition with respect to antitrust laws set forth in Section 7.1(b) or Section 7.1(c).  Any fee due under this Section 8.3(d) shall be paid to the Company by wire transfer of same-day funds within two (2) Business Days after the date of termination of this Agreement.

(e)                               If the Company or the Buyer fails to timely pay any amount due pursuant to this Section 8.3, and, in order to obtain the payment, the Buyer or the Company commences an action that results in a judgment against the Company or the Buyer, as the case may be, for the payment set forth in this Section 8.3, the party against which judgment was issued shall pay the other party its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.  If the party against which judgment was issued fails to timely pay an amount due pursuant to this Section 8.3, it shall pay the other party interest on such amount at the prime rate as published in the Wall Street

Journal in effect on the date such payment was required to be made through the date such payment is actually received.

(f)                                The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement.

8.4.                        Amendment.  This Agreement may be amended, modified or supplemented by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of any party, but, after any such approval, no amendment shall be made which by Law requires further approval by such shareholders without such further approval.  This Agreement may not be amended, modified or supplemented except by an instrument in writing signed on behalf of each of the parties hereto.

8.5.                        Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other parties hereto with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.  Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

8.6.                        Procedure for Termination, Amendment, Extension or Waiver.  A termination of this Agreement pursuant to Section 8.1, an amendment, modification or supplement of this Agreement pursuant to Section 8.4 or an extension or waiver of this Agreement pursuant to Section 8.5 shall, in order to be effective, require action by the respective Board of Directors of the applicable parties.

ARTICLE IX

MISCELLANEOUS

9.1.                        Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX.

9.2.                        Notices.  All notices, consents, requests and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile or email, in each case to the intended recipient as set forth below:

(a)                               if to the Buyer or the Transitory Subsidiary, to

OSI Systems, Inc.

12525 Chadron Avenue

Hawthorne, CA 90250

Attn: Victor Sze

Email: VSze@osi-systems.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, CA 92626

Attn: Cary K. Hyden and Michael A. Treska

Email: cary.hyden@lw.com; michael.treska@lw.com

Telecopy: (714) 755-8290

(b)                              if to the Company, to

American Science and Engineering, Inc.

829 Middlesex Turnpike,

Billerica, Massachusetts 01821

Attn: Michael J. Muscatello

Telecopy: (978) 262-0526

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attn: Jay Bothwick
Telecopy: (617) 526-5000

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended.  Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered for purposes of this Section 9.2 by giving the other parties to this Agreement notice in the manner herein set forth.

9.3.                        Entire Agreement.  This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing)

constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement.  Notwithstanding the foregoing, the Confidentiality Agreement shall remain in effect in accordance with its terms.

9.4.                        No Third Party Beneficiaries.  Except as provided in Section 6.8 (with respect to which the Indemnified Parties shall be third party beneficiaries following the Effective Time), this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third-party beneficiary hereto.

9.5.                        Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that the Transitory Subsidiary may assign its rights and obligations under this Agreement to another direct wholly-owned Subsidiary of the Buyer without the consent of the Company.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

9.6.                        Severability; Construction.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term. Notwithstanding the foregoing, the parties hereto intend that the provisions of Article VIII and Section 9.10, including the remedies and limitations thereon, be construed as an integral provision of this Agreement and that such provisions, remedies and limitations shall not be severable in any manner that diminishes a party’s rights hereunder or increases a party’s liability or obligations hereunder.

9.7.                        Counterparts and Signature.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  This Agreement may be executed and delivered by facsimile transmission or by an electronic scan delivered by electronic mail.  Signatures received as a “.pdf” attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement.

9.8.                        Interpretation.  When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated.  The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement.  If any ambiguity or question of intent arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.  Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement. All references to “$” or USD herein shall be references to U.S. Dollars.

9.9.                        Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the Commonwealth of Massachusetts.

9.10.                Remedies.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, including, if applicable, specific performance to cause any party hereto to effect the Closing who has not effected the Closing in accordance with this Agreement at the time when the Closing is required to have occurred pursuant to Section 1.3, and (b) an injunction restraining such breach or threatened breach.  Each party acknowledges and agrees that (i) each party is entitled to specifically enforce the terms and provisions of this Agreement notwithstanding the availability of any monetary remedy, (ii) the availability of any monetary remedy (A) is not intended to and does not adequately compensate for the harm that would result from a breach of this Agreement and (B) shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement, and (iii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor the Buyer would have entered into this Agreement.

9.11.                Submission to Jurisdiction; WAIVER OF JURY TRIAL.

(a)                               Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of any state or federal court sitting in Boston, Massachusetts in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court.  Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.  Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2.  Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

(b)                              EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11(b).

9.12.                Disclosure Schedules.  The Company Disclosure Schedule and the Buyer Disclosure Schedule shall each be arranged in Sections corresponding to the numbered Sections and/or subsections contained in Article III, in the case of the Company Disclosure Schedule, or Article IV, in the case of the Buyer Disclosure Schedule, and the disclosure in any Section shall qualify only the corresponding Section or subsection in Article III or Article IV, as the case may be, to the extent that it is reasonably apparent from a reading of such disclosure that it qualifies or applies to such other Sections.  The inclusion of any information in the Company Disclosure Schedule or the Buyer Disclosure Schedule, or in any update thereto, shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or a Buyer Material Adverse Effect, or is outside the Ordinary Course of

Business. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Schedule or the Buyer Disclosure Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material.

9.13.                Company’s Knowledge.  For purposes of this Agreement, the term “Company’s Knowledge” means the knowledge of the individuals identified in Section 9.13 of the Company Disclosure Schedule after reasonable inquiry.

(Remainder of Page Intentionally Left Blank.)

IN WITNESS WHEREOF, the Buyer, the Transitory Subsidiary and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

OSI SYSTEMS, INC.

By:	/s/ Deepak Chopra
Name:	Deepak Chopra
Its:	President and Chief Executive Officer

Signature Page to Merger Agreement

IN WITNESS WHEREOF, the Buyer, the Transitory Subsidiary and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

APPLE MERGER SUB, INC.

By:	/s/ Deepak Chopra
Name:	Deepak Chopra
Its:	President

Signature Page to Merger Agreement

IN WITNESS WHEREOF, the Buyer, the Transitory Subsidiary and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

AMERICAN SCIENCE AND ENGINEERING, INC.

By:	/s/ Charles P. Dougherty
Name:	Charles P. Dougherty
Its:	President and Chief Executive Officer

Signature Page to Merger Agreement

Exhibit A

Form of Amendment to Company Rights Agreement

(Attached)

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

This Amendment No. 2 (the “Amendment”) to the Rights Agreement dated as of April 17, 2008 between American Science & Engineering, Inc., a Massachusetts corporation, and American Stock Transfer & Trust Company, LLC, a New York corporation, as rights agent, as amended on December 18, 2014 (the “Agreement”) is made and is effective as of June 20, 2016.  Capitalized terms used but not otherwise defined in this Amendment shall have the respective meanings accorded to them in the Agreement.

WHEREAS, the Company and Rights Agent have previously entered into the Agreement;

WHEREAS, the board of directors of the Company (the “Board”) has adopted a certain Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, OSI Systems, Inc., a Delaware corporation (the “Buyer”), and Apple Merger Sub, Inc., a Massachusetts corporation wholly owned by the Buyer (the “Transitory Subsidiary”) (the Buyer and the Transitory Subsidiary are collectively referred to herein as the “Other Parties”) at a meeting of the Board held on June 20, 2016 (the “Meeting”), pursuant to which the Transitory Subsidiary will be merged with and into the Company (the “Merger”);

WHEREAS, upon the effectiveness of the Merger, the Other Parties collectively will acquire more than 15% of the outstanding shares of the Company’s Common Stock, $0.66 2/3 par value per share (the “Company’s Common Stock”);

WHEREAS, the acquisition of more than 15% of the outstanding shares of the Company’s Common Stock would result in the acquiring entity or entities being deemed to be an “Acquiring Person” under the Agreement, which would trigger certain events pursuant to the terms of the Agreement;

WHEREAS, the Board has determined that, in connection with the Merger Agreement, it is necessary and desirable to amend the Agreement prior to the Company entering into the Merger Agreement so that (i) the Other Parties will not thereby become Acquiring Persons under the Agreement, (ii) neither a Distribution Date nor a Stock Acquisition Date will thereby occur, and (iii) the Expiration Date of the Agreement will be immediately prior to the Effective Time, as defined in the Merger Agreement;

WHEREAS, no Distribution Date has occurred; and

WHEREAS, a majority of the Board has approved and authorized this Amendment pursuant to Section 27 of the Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

1.                                    The definition of “Acquiring Person” in Section 1 of the Agreement is hereby deleted and replaced in its entirety with the following:

“Acquiring Person” shall mean any Person who or which, together with all Affiliates of such Person, shall be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, but shall not include

(a)       the Company,

(b)      any Subsidiary of the Company,

(c)       any employee benefit plan of the Company or of any Subsidiary of the Company,

(d)     any Person organized, appointed, or established by the Company or a Subsidiary of the Company pursuant to the terms of any plan described in clause (c) above,

(e)       any Person who

(i)          is entitled to report, and has reported or is required to report such ownership on Schedule 13G under the Exchange Act (or any comparable or successor report) or on Schedule 13D under the Exchange Act (or any comparable or successor report) which Schedule 13D does not state any intention to or reserve the right to control or influence the management or policies of the Company or engage in any of the actions specified in Item 4 of such Schedule (other than a disposition of the Common Stock) (a “13G Holder”) and,

(ii)      together with all Affiliates of such Person, is the Beneficial Owner of shares of Common Stock of the Company representing less than 20% of the shares of Common Stock of the Company then outstanding,

(iii)  provided, however, that a Person who was deemed a 13G Holder shall no longer be deemed such if such Person files a statement on Schedule 13D pursuant to Rule 13d-1(a), 13d-1(e), 13d-1(f) or 13d-1(g) of the General Rules and Regulations under the Exchange Act, and shall be deemed an Acquiring Person if it is the Beneficial Owner of in excess of 14.9% of the Common Stock of the Company then outstanding at any point from the time it first files such a statement on Schedule 13D; further provided that if at the time of such filing such Person’s Beneficial Ownership is in excess of 14.9%, then such Person shall, if requested to do so by the Company, within a specified number of Business Days (to be specified by the Company, but in no case fewer than 10 Business Days) following such request from the Company to such Person, reduce its Beneficial Ownership (together with that of all Affiliates of such Person) to 14.9% or less of the Common Stock of the Company before being deemed an “Acquiring Person” but shall be deemed an “Acquiring Person” if after reducing its Beneficial Ownership to 14.9% or less it subsequently becomes the Beneficial Owner of in excess of 14.9% of the Common Stock of the Company or if, prior to reducing its Beneficial Ownership to 14.9% or less, it increases (or makes any offer or takes any other action

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that would increase) its Beneficial Ownership of the then-outstanding Common Stock of the Company, other than as a result of a repurchase of Common Stock by the Company or any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan (any such repurchase being hereinafter referred to as a “Company Stock Buyback”), above the lowest Beneficial Ownership of such Person at any time during such 10-day period,

(f)        any Person who

(i)          within 10 Business Days of being requested by the Company to advise it regarding the same, certifies to the Company that such Person acquired shares of Common Stock in excess of 14.9% inadvertently or without knowledge of the terms of the Rights; provided, however, that if the Person requested to so certify fails to do so within 10 Business Days, then such Person shall become an Acquiring Person immediately after such 10 Business Day period,

(ii)      together with all of such Person’s Affiliates, thereafter does not acquire additional shares of Common Stock while the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, and

(iii)  if requested to do so by the Company, within a specified number of Business Days (to be specified by the Company, but in no case fewer than 10 Business Days) following such request from the Company to such Person, reduced its Beneficial Ownership of Common Stock to below 15% of the Common Stock then outstanding; provided, however, that if the Person requested to so reduce its Beneficial Ownership fails to do so within such specified number of Business Days, then such Person shall become an Acquiring Person immediately after such specified number of Business Days;

(g)      any Person who becomes the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding (20% in the case of a 13G Holder) solely as a result of a reduction in the number of shares of Common Stock outstanding due to a Company Stock Buyback, unless and until such Person, after becoming aware that such Person has become the Beneficial Owner of 15% or more of the then outstanding shares of Common Stock (20% in the case of a 13G Holder), increases (or makes any offer or takes any other action that would increase) its Beneficial Ownership of the then-outstanding Common Stock of the Company (other than as a result of a Company Stock Buyback); or

(h)      OSI Systems, Inc. OSI Systems, Inc., a Delaware corporation (the “Buyer”), and Apple Merger Sub, Inc., a Massachusetts corporation wholly owned by the Buyer (the “Transitory Subsidiary”) or any other subsidiary of the Buyer (the Buyer, the

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Transitory Subsidiary, and any other subsidiary of the Buyer are collectively referred to herein as the “Other Parties”), solely by reason of the execution, delivery or performance of the Agreement and Plan of Merger adopted by the Board at the meeting of the Board held on June 20, 2016, as it may be amended from time to time (the “Merger Agreement”), the consummation of the Merger (as defined in the Merger Agreement) or the other transactions contemplated by the Merger Agreement, the acquisition of beneficial ownership of shares of Company Common Stock by the Buyer or the Transitory Subsidiary pursuant to the Merger or compliance with the terms of the Merger Agreement.”

2.                                    The definition of “Distribution Date” set forth in Section 1 of the Agreement is hereby amended by adding the following sentence to the end of that definition:

“Notwithstanding anything in this Agreement to the contrary, no Distribution Date shall be deemed to have occurred by reason of (i) the execution, delivery, performance or amendment of the Merger Agreement, (ii) the performance or consummation of the Merger or (iii) the performance or consummation of any other transaction contemplated by the Merger Agreement.”

3.                                    The definition of “Stock Acquisition Date” set forth in Section 1 of the Agreement is hereby amended by adding the following sentence to the end of that definition:

“Notwithstanding anything in this Agreement to the contrary, no Stock Acquisition Date shall be deemed to have occurred by reason of (i) the execution, delivery, performance or amendment of the Merger Agreement, (ii) the performance or consummation of the Merger or (iii) the performance or consummation of any other transaction contemplated by the Merger Agreement.”

4.                                    The first sentence of Section 7.1 of the Agreement is hereby deleted and replaced in its entirety with the following:

“Except as otherwise provided herein, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby in whole or in part at any time from and after the Distribution Date and at or prior to the earlier of (i) Close of Business on April 16, 2018 and (ii) immediately prior to the Effective Time (as defined in the Merger Agreement) (the “Expiration Date”).”

5.                                    Section 11.1.2 of the Agreement is hereby amended by adding the following sentence to the end of that section:

“Notwithstanding anything else set forth in this Agreement, no event requiring an adjustment under this Section 11.1.2 shall be deemed to have occurred by reason of (i) the execution, delivery, performance or amendment of the Merger Agreement, (ii) the performance or consummation of the Merger or (iii) the performance or consummation of any other transaction contemplated by the Merger Agreement.”

6.                                    Section 15 of the Agreement is hereby amended by adding the following paragraph to the end of that section:

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“Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable right, remedy or claim under this Agreement in connection with any transactions contemplated by the Merger Agreement.”

7.                                    A new Section 35 is hereby added to the end of the Agreement to read in its entirety as follows:

“35.  Merger Agreement.  Notwithstanding any other provision of this Agreement, (i) the execution, delivery and performance of the Merger Agreement or of any amendment thereto or (ii) the performance or consummation of any other transaction contemplated by the Merger Agreement shall not result in a Common Stock Event or in any way permit any Rights to be exercised pursuant to Section 11.1.2, Section 13, or otherwise for any capital stock, whether Common Stock, Preferred Stock, Equivalent Preferred Stock or other preferred stock, nor will such execution, acquisition, or consummation result in the occurrence of a Stock Acquisition Date, a Distribution Date, or any other separation of the Rights from the underlying shares of Common Stock or require or permit the Rights to be evidenced by, or to be transferable pursuant to, certificates separate from certificates for the shares of Common Stock, nor entitle or permit the holders of the Rights to exercise the Rights or otherwise affect the rights of the holders of the Rights, including giving the holders of the Rights the right to acquire any capital stock, cash, or other property of any party to the Merger Agreement or any Affiliate of the Buyer or the Transitory Subsidiary. Notwithstanding any other provision of this Agreement, this Agreement shall be inapplicable to the events described in clauses (i) and (ii) above, and all Rights issued and outstanding under the Agreement shall expire immediately prior to the Effective Time (as defined in the Merger Agreement).”

8.                                    Except as specifically amended by this Amendment, the Agreement shall remain in full force and effect.

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6

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed as of the date first above written.

American Science & Engineering, Inc.

By:
Name: Charles P. Dougherty
Title: President and Chief Executive Officer

Attest

By:
Name: Michael J. Muscatello
Title: General Counsel, Vice President and
Secretary

American Stock Transfer & Trust Company

By:
Name:
Title:

Attest

By:
Name:
Title:

Schedule 6.6

Antitrust Laws

None